                                                                    Exhibit 10.4



                               DATED 28 JUNE 2001




                                 CARROLL FAMILY

                                       TO

                           WARMINSTER SYSTEMS LIMITED




                          AGREEMENT FOR SALE OF SHARES
               AUTOMOTIVE INFORMATION CONTROL SYSTEMS (UK) LIMITED




                                    FOX HAYES

                                TABLE OF CONTENTS


Subject                                                              Page number
Parties                                                                        4
Definitions                                                                    4
Share Sale                                                                     6
Completion                                                                     7
Warranties and Obligations                                                     9
Non Competition                                                               10
General                                                                       10
Accounts Preparation Schedule                                                 13
Vendors Shareholdings                                                         15
Property Schedule                                                             16
Net Assets / Net Profits Adjustment Schedule                                  17
Warranties                                                                    18
  Taxation Warranties                                                         18
    Administration                                                            18
    Taxation claims liabilities and reliefs                                   19
    Distributions and deductibility of payments                               19
    Carry forward of losses and ACT                                           20
    Close companies                                                           20
    Not member of a group                                                     20
    Replacement of business assets                                            20
    Capital allowances                                                        21
    Unremittable income and capital gains                                     21
    Demergers and purchase of own shares                                      21
    Transfer of overseas trade                                                21
    Transactions not at arm's length                                          21
    Base values and acquisition costs                                         22
    Gifts involving companies                                                 22
    Gains accruing to non-resident companies                                  22
    Tax avoidance                                                             22
    Depreciatory transactions                                                 23
    Gilt-edged securities                                                     23
    Sale and leaseback of land                                                23
    Stock dividends and deep discount securities                              23
    Controlled foreign companies                                              24
    Chargeable gains                                                          24
    Capital losses                                                            24
    Value added tax                                                           24
    Inheritance tax                                                           25
    Stamp duty                                                                25
    Development land tax                                                      26
  Schedule 5 Property warranties                                              27
    Title                                                                     27
    Encumbrances                                                              27
    Planning matters                                                          27
    Statutory obligations                                                     28
    Adverse orders                                                            28
    Condition of the Property                                                 28
    Insurance                                                                 29
    Leasehold property                                                        29
    Tenancies                                                                 30
  Schedule 6 Commercial Warranty                                              31
    Authority and capacity of vendors and warrantors                          31
    Ownership of shares                                                       31
    Corporate Details                                                         31
    Accounts                                                                  33
    Finance                                                                   34

    Trading and Contracts                                                     36
    Employment                                                                42
    Assets                                                                    42
    Disclosures                                                               44
  Deed Of Indemnity                                                           45
    Definitions                                                               45
    Indemnity                                                                 46
    Exclusions                                                                46
    Mitigation                                                                46
    Conduct Of Claims                                                         47
    Dates For And Quantum Of Payments                                         48
    General                                                                   49
Imdemnity signatures                                                          49
Execution page                                                                51

CPF/GB
THIS AGREEMENT is made 28 June 2001
BETWEEN

the vendors       John Joseph Carroll and Elizabeth Ann Carroll of The Coach
                  House Wren Court Birdingbury Nr Rugby CV23 8EW

                  Derek Andrew Carroll and Suzette Carroll of Stonewood Cottage Draycotte Rugby Warwickshire CV23 9RB

the warrantors    The vendors

the purchaser     Warminster Systems Limited of 55-57 Woodcock Trading Estate,
                  Warminster BA12 9DX


1.        DEFINITIONS

          In this agreement the following expressions shall have the meanings stated namely

1.1.      CA means Companies Act 1985

1.2.      CAA means Capital Allowances Act 1990

1.3.      CGTA means Capital Gains Taxes Act 1979

1.4.      FA means Finance Act

1.5. FRS means a financial reporting standard issued by The Accounting Standards Board Limited or an SSAP or an Urgent Issue Task Force
          (UITF) abstract

1.6.      ICTA means Income and Corporation Taxes Act 1988

1.7.      ITA means Inheritance Tax Act 1984

1.8.      TCGA means Taxation of Chargeable Gains Act 1992

1.9.      TMA means Taxes Management Act 1970

1.10.     VATA means Value Added Tax Act 1983

1.11.     ASSOCIATE means

1.11.1.   in relation to an INDIVIDUAL

1.11.1.1. any spouse brother sister parent or other issue

1.11.1.2. any company which is or may be directly or indirectly controlled by any of the foregoing or by any two or more of them

1.11.2.   in relation to a COMPANY

1.11.2.1. any subsidiary or holding company of such company and any subsidiary of any holding company of such company; and 'holding company' bears the meaning given in CA s.736

1.12.     AUDITORS : means auditors for the time being of the company.

1.13. COMPANIES ACTS : CA and previous Companies Acts (within the meaning of CA s735(1))


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
          Companies Consolidation (Consequential Provsions) Act 1985 and Companies Act 1989 and subsequent legislation

1.14. COMPANY : means Automotive Information Control Systems (UK) Limited incorporated on 7 December 1984 as a private company limited by shares under the Companies Acts and number 1869760 which has an authorised share capital of L100 divided into 100 shares of L1.00 each all of which have been issued

1.15.     COMPLETION : means completion of the purchase of the shares

1.16. COMPLETION ACCOUNTS : means the audited balance sheet and profit and loss account certified by the auditors to the company for the period from 28 February 2001 to the date of actual completion

1.17. CONTINGENT LIABILITY : shall not be restricted to an actual liability present or future but shall include any liability liquidated or unliquidated which may arise or fall to be met after completion in consequence wholly or partly of any event occurring or subsisting at or before that date and without prejudice to the generality of this provision shall include any other circumstances which would under good accounting practice would be considered to give rise to a contingent liability

1.18.     DATE FIXED FOR COMPLETION : means 28 June 2001

1.19. DEED OF INDEMNITY : means the form set out in the deed of indemnity schedule

1.20. DISCLOSURE LETTER : means the disclosure letter of today's date from the warrantors to the purchaser

1.21. INDUSTRIAL PROPERTY RIGHTS : means any patent application know-how trade mark trade mark application business name trade name registered design copyright or other similar industrial intellectual or commercial right

1.22. LAST ACCOUNTS : means the audited balance sheet as at the last accounts date and audited profit and loss account for the year ended on the last accounts date of the company including the directors' report and notes in relation thereto

1.23. LAST ACCOUNTS DATE : means 28 February 2001 (being the date as at and to which the last accounts have been prepared)

1.24. NET ASSETS : means an amount equal to the issued share capital plus reserves (including profit and loss account less any deficit thereon) of the company [in the last accounts]

1.25. NET TANGIBLE ASSETS : means all assets of the company except goodwill less all liabilities of the company

1.26. PROPERTY : means the property briefly described in the property schedule

1.27.     PURCHASER'S ACCOUNTANTS : means Pearson May

1.28. PURCHASER'S SOLICITORS : means Fox Hayes of Bank House 150 Roundhay Road Leeds LS8 5LD

1.29. REVENUE : includes customs excise and other revenue or fiscal authorities whether of the United Kingdom or elsewhere

1.30.     SHARES : means all the shares of the company issued at completion

1.31.     SUBSIDIARY : means a subsidiary as defined in CA s.736

1.32. SSAP : means a statement of standard accounting practice published by the consultative committee of accountancy bodies of England and Wales


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
1.33.     STOCK : includes work in progress

1.34.     TAXATION : means liability arising under any of the taxation statutes

1.35. TAXATION STATUTES : means statutes (and all regulations and arrangements whatsoever made thereunder) enacted (or issued coming into force or entered into) whether before or after the date hereof providing for or imposing or relating to:

1.35.1. Any charge tax duty or levy upon income profits chargeable gains development gains development value land or any interest in land or any other property or instruments in writing or supplies or other transactions;

1.35.2. Income tax surtax corporation tax capital gains tax inheritance tax estate duty value added tax stamp duty capital duty special charges customs and other import duties national insurance contributions general rates water rates or other local rates;

1.35.3. Any liability for sums equivalent to any such charge tax duty levy or rates and/or for any penalty fine or interest payable in connection therewith;

1.35.4. Any law or regulation whatsoever providing for or imposing or otherwise relating to any charge tax duty levy or rates (of a like or similar nature) chargeable outside the United Kingdom and/or for any penalty fine or interest payable in connection therewith

1.36.     VENDORS SOLICITORS: means Sarginsons of 10 The Quadrant Coventry CV1
          2EL of

1.37. WARRANTIES: means all and any of the agreements obligations warranties representations and undertakings of the warrantors contained in this agreement including the warranties set out in the schedules

2.        SHARE SALE

2.1. The vendors with full title guarantee hereby agree to sell the shares to the purchaser and the purchaser hereby agrees to buy the shares from the vendors free of all options liens charges and encumbrances and together with all rights now or hereafter attaching thereto with effect from the date of this agreement

2.2. Each of the vendors hereby waives any pre-emption rights he may have in relation to any of the shares under the articles of association of the company or otherwise

2.3. The purchaser shall not be obliged to complete the purchase of any of the shares unless the purchase of all the shares is completed simultaneously

2.4. The aggregate consideration for the sale of the shares is the purchase price which shall be allocated as set out in columns (3) and (4) of the vendors' shareholdings schedule subject to the completion accounts being the aggregate of :- The sum of L3758 and the purchaser procuring the allotment to the vendors credited as fully paid of 76,924 shares of Auto-Q International Inc common stock par value $.001 (estimated UK value L50,000) (the Auto-Q shares)

2.5. If prior to settlement of any instalment which may become due to the vendors hereunder the purchaser shall notify the vendors in writing of any claim or claims in respect of warranties undertakings representations or indemnities contained herein or the deed of indemnity the purchaser may set off the aggregate amount claimed by the purchaser in such claim or claims against any subsequent instalments but any such set off in or towards satisfaction of any claim made by the purchaser shall in no way prejudice or affect any other rights or remedies of the purchaser for the purpose of recovering any amount due to the purchaser from the vendors

2.6. In the event that for any reason beyond the purchasers control that the purchaser is unable to procure the allotment of the Auto-Q shares to the vendor then the contract will not be frustrated but the purchaser will be entitled to satisfy all or part of the purchase price in cash.

2.7.      The vendors hereby warrant that

2.7.1. The net tangible assets of the company as at the date of completion will be not less than minus L15,354.00. If the net tangible assets at completion are less than minus L15,354.00 then the purchase consideration shall be reduced on a L for L basis. If the net tangible assets at completion are more than minus L15,354 then the purchase consideration shall be increased on a L for L basis.

2.8. The vendors shall jointly and severally or the purchaser (as the case may be) pay the amount referred to in clause 2.6.1 to the other party in cash within seven days after service on the vendors or the vendors solicitors and the purchaser or the purchaser's solicitors of a copy of the certificate of the auditors for the time being of the company as to the amount of the net tangible assets prepared in accordance with the accounts preparation schedule (as the case may be) and failing payment in full within the said period of 14 days the balance outstanding from time to time shall bear interest from the date of the certificate until actual payment at the rate of 4% above Barclays Bank PLC base rate in force for the time being

2.9. The certificate of the said auditors as to the net tangible assets shall be final and binding on the parties hereto

2.10. All of the terms and conditions in this agreement which are not fully performed by completion and in the deed of indemnity referred to hereafter shall survive and remain in full effect beyond completion but any information supplied by the company prior to the date hereof to the vendors or their servants agents or professional advisers in connection with the matters disclosed to the purchaser under the said deed of indemnity or otherwise in relation to the business and affairs of the company shall not be deemed a representation warranty or guarantee of the accuracy thereof by the company to the vendors and the vendors hereby waive any and all claims against the company in respect thereof

2.11. The vendors hereby jointly and severally agree with the purchaser that they will not nor any of them for a period of one year after completion dispose of any of the Auto-Q shares shares to be allotted to any of them pursuant to this agreement nor create or dispose of or agree to create or dispose of any interest therein to or in favour of any other person. For the purpose of this clause any of the vendors shall be deemed to dispose of a share if he ceases in any circumstances whatsoever to be the absolute beneficial owner thereof free from all liens charges encumbrances or third party rights of any description

3.        COMPLETION

3.1. Provided that this agreement is unconditional and has not been rescinded the purchase and sale of the shares shall be completed on the date fixed for completion at the offices of Fox Hayes 150 Roundhay Road Leeds LS8 5LD

3.2. The vendors shall procure that on or before the date fixed for completion:-

3.2.1. Such changes shall be made in the board of directors of the company (whether by the resignation of existing directors or the appointment of additional directors) as the purchaser may by notice to the vendors require

3.2.2. The company shall (to the extent that the purchaser may by notice to the vendors require) revoke all existing authorities in respect of the operation of its bank accounts and give those authorities to such person as the purchaser may nominate

3.2.3. Derek Andrew Carroll shall enter into a Consultancy Agreement in the agreed form (and the vendors shall procure that such agreement is in force has not been breached and is unchanged at completion)

3.2.4. Each of the vendors shall waive any pre-emption rights conferred upon them by the articles of association of the company

3.2.5. All amounts owing to the company at completion other than trade debts but including (even if trade debts) all amounts owing by the directors of the company and the vendors and their respective associates shall be paid

3.2.6. The purchaser shall procure that at completion the company will repay the directors' loan accounts as they stand at that date but it is anticipated that they are in the region of L23,116.00 for Derek Andrew Carroll and L23,126.00 for John Joseph Carroll. If necessary the purchaser will appropriately fund the company to enable it to make the payments.

3.2.7. If after completion the loan accounts are found to be less than the amounts actually paid to those directors then the directors shall jointly and severally repay any difference to the company forthwith. If the loan accounts are found to be more than the amounts actually paid to those directors then the company shall repay any difference to the directors forthwith.

3.2.8.    On the date of completion the vendors shall deliver to the purchaser:-

          -         Bank statements and cheque books

          -         Definitive share certificates for the shares.

          - Transfers of the shares duly executed by the vendors in favour of the purchaser or as it may direct.

          - Written resignations including releases under seal in form approved by the purchaser by all the directors the secretary [and the auditors of the company resigning at the instance of the purchaser] from their respective appointments from any offices or employments in or with the company and releasing such company from all claims whether by way of compensation remuneration redundancy payments or otherwise [and in the case of the auditors containing a statement complying with the CA s394(1)]

          -         The deed of indemnity

          -         The seals and statutory books of the company

          - Revenue Letter agreeing the company tax liability for all periods up to and including __________________

          -         All documents of title to the property

          - If the purchaser so requires irrevocable powers of attorney (in such form as the purchaser may reasonably require) executed by each of the vendors in favour of the purchaser enabling the purchaser to exercise all voting and other rights attaching to the shares and to appoint proxies

          - If the purchaser so requires the most recent bank facility letter and certificates by each of the banks at which the company maintains accounts of the amounts standing to the debit or credit of such accounts at the close of business on the day preceding the date fixed for completion and bank mandates

          - Written confirmation from the vendors that there are no subsisting guarantees given by the company in their favour and confirmation that none of the vendors is indebted to the company or vice versa

          - The company's accounting records to be delivered to a place of the purchaser's choosing


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
3.2.9. The vendors shall join with the purchaser in procuring the registration of each transfer and issue of definitive certificates for the shares to the purchaser or as it may direct

3.2.10. Subject to all the vendors having complied with their obligations under this agreement the purchaser shall at completion pay the purchase price by bankers draft to the vendors' solicitors whose receipt shall be an absolute discharge

3.2.11. Even if part of the purchase price shall remain unpaid the purchaser shall with effect from the date fixed for completion notwithstanding anything to the contrary implied by law be entitled to exercise all rights (including voting rights) attaching to the shares as absolute owner and the vendors waive any lien or right which they might otherwise have had by virtue of the purchase price remaining unpaid

3.2.12. The purchaser may in its absolute discretion waive any requirement contained in the previous sub-clauses and shall not be obliged to complete the purchase of any of the share unless the purchase of all the shares is completed in accordance with this agreement but may instead rescind this agreement without prejudice to any other remedy it may have

4.        WARRANTIES AND OBLIGATIONS

4.1. The vendors give to the purchaser the tax commercial and property warranties set out in the schedules following and undertake with the purchaser that the warranties and representations therein contained are now and shall to the extent mentioned in the schedules be at completion true and accurate in all respects and are not to be affected or limited by any previous or other disclosures express or implied to the purchaser its officers or representatives or professional advisers except as expressly provided in the disclosure letter of today's date

4.2. The vendors indemnify the purchaser against all costs or expenses which may be incurred by the purchaser in connection with the enforcing of any of its rights under this agreement

4.3. The warranties and other obligations of the vendors under this agreement shall survive completion and shall bind the personal representatives and other successors in title and assigns of the vendors

4.4. The purchaser shall be entitled to treat each obligation (whether a warranty or other obligation) as a condition of this agreement

4.5. The vendors are jointly and severally liable for all of the warranties and other obligations of each of them under this agreement

4.6. Unless expressly indicated to the contrary conditions in this agreement are imposed for the benefit of the purchaser and may be waived by the purchaser. The vendors undertake that disclosures of qualifications to the above mentioned warranties are so expressed as to ensure that the effect of such disclosures on the purchaser is clear. Each warranty which is set out in a separate paragraph or which could be treated as a separate warranty shall be construed as a separate warranty independently of any other to the intent that the rights of the purchaser under and the meaning given to any one such warranty shall not be restricted by reference to or to the meaning given to any other warranty. There are no other matters which have not been disclosed and which may render the disclosures incomplete inaccurate or misleading

4.7.      The vendors jointly and severally warrant to the purchaser that:

4.7.1. each vendor has and will have full power and authority to enter into and perform this agreement and the deed of indemnity which constitute or when executed will constitute binding obligations on him in accordance with their respective terms:

4.7.2. the shares will at completion constitute the whole of the issued and allotted share capital of the company;

4.7.3. there is and at completion will be no pledge, lien or other encumbrance on, over or affecting the shares and there is and at completion will be no agreement or arrangement to give or create any such encumbrance and no claim has been or will be made by any person to be entitled to any of the foregoing;

4.7.4. the vendors will be entitled to transfer the full legal and beneficial ownership of the shares to the purchaser on the terms of this agreement without the consent of any third party;

5.        NON COMPETITION

5.1. For the purpose of assuring to the purchaser the full benefit of the business and goodwill of the company each of the vendors hereby agrees with the purchaser in further consideration of this agreement as separate and independent agreements that he will not:-

5.1.1. at any time before or after completion disclose to any person or himself use for any purpose and shall use his best endeavours to prevent the publication or disclosure of any information concerning this agreement the business accounts or finances of the company or any of its or their clients' or customers' transactions or affairs which may or may have come to his knowledge (except in confidence to his professional advisers)

5.2. for a period of one year after completion either on his own account or for any other person other than for the company directly or indirectly deal with solicit interfere with or endeavour to entice away from the company for the time being any person who to his knowledge is now or has during the two years preceding today's date been a supplier client customer or employee of or in the habit of dealing with the company and

5.3. for a period of one year after completion without the purchaser's prior written consent either alone or jointly with or as manager or agent for any person directly or indirectly carry on or be engaged or concerned or interested

5.3.1. in the area of United Kingdom and Republic of Ireland in the business of automotive information control systems

5.3.2. in any other business similar to any business carried on by the company or any of the subsidiaries at today's date

5.4. at any time before or after the date of completion directly or indirectly carry on a business similar to any part of the business at present carried on by the company under a title containing the words "automotive or information or control" or any other word colourably resembling the same and he will at all times procure that any company or organisation controlled by him will not carry on any such business under such name or names.

5.5. The vendors record that each of them considers the above restrictions are reasonable. If any of these restrictions is held not to be valid as going beyond what is reasonable for the protection of the interests of the purchaser but would be valid if part of the wording were deleted or its extent reduced or modified then such restriction shall apply with such modification as may be necessary to make it enforceable

6.        GENERAL

6.1. The vendors shall procure the passing of such resolutions execute such documents and waivers and generally do everything further required by the purchaser effectively to comply with their obligations under this agreement and to vest the beneficial and legal ownership of the shares in the purchaser or as it may direct free from any option lien charge or encumbrance and irrevocably appoint the purchaser as the agent of each of the vendors to do all such things on such vendors' behalf

6.2. The vendors shall both before and after completion give the purchaser such information relating to the company as the purchaser may reasonably require and shall afford the purchaser such facilities as it may reasonably require to satisfy itself as to the accuracy of the warranties given and representations made by the vendors

6.3. References to statutory provisions shall be construed as references to those provisions as amended or re-enacted (whether with or without modification) or as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include references to any statutory provision of which they are re-enactments (whether with or without modification)

6.4. This agreement (together with any documents referred to herein) constitutes the whole agreement between the parties and no variation shall be effective unless it is recorded in a document signed by the vendors and the purchaser

6.5. This agreement supersedes any previous agreement between the parties in relation to the acquisition of the shares or any of them and the parties acknowledge that no claim shall arise in respect of any agreement so superseded

6.6. Time shall be of the essence of any obligation to be performed by the vendors under this agreement.

6.7. This agreement shall be construed according to and governed by the law of England; the vendors and the purchaser submit to the jurisdiction of the English courts and agree that the English courts shall have exclusive jurisdiction and the forum shall be Leeds; and the vendors irrevocably authorise and instruct the vendors solicitors to accept service of any proceedings

6.8. The vendors and purchaser record that this agreement has been concluded on the basis that the purchaser is relying on the accuracy of the representations by the vendors and of the warranties as set out in this agreement and that the vendors will either rectify any breach or compensate the purchaser therefor. No claim by the purchaser shall be prejudiced or reduced in consequence of any information relating to the company (other than information expressly set out in this agreement) which may before or after the date of this agreement have come to the knowledge of the purchaser and it shall not be a defence to any claim against the vendors that the purchaser knew or ought to have known or had constructive knowledge of any information (other than information expressly set out in this agreement) relating to the circumstances giving rise to such claim

6.9. No notice to the purchaser shall be valid unless a copy thereof shall be given to the purchaser's solicitors

6.10. Any notice required to be given by either party hereto to the other shall be deemed validly served by prepaid registered letter sent through the post to its address given herein or such other address as may from time to time be notified for this purpose and any notice so served shall be deemed to have been served 48 hours after the time at which it was posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and posted

6.11. No announcement of any kind shall be made by the vendors in respect of the subject matter of this agreement unless specifically agreed in writing by the purchaser

6.12. If any of the shares shall at any time be sold or transferred the benefit of each of the warranties may be assigned to the purchaser or transferee of those shares who shall accordingly be entitled to enforce each of the warranties against the vendors as if he were named in this agreement as the purchaser.

6.13. This agreement shall be binding upon each party's successors and assigns and personal representatives (as the case may be).

6.14. Subject to clause 6.15 all expenses incurred by or on behalf of the parties including all fees of agents representatives solicitors accountants and actuaries employed by any of them in connection with the negotiation preparation or execution of this agreement shall be borne solely by the party who incurred the liability

6.15. If the purchaser determines or rescinds this agreement under any of its provisions or under the general law then in addition to any right or remedy which it may have against any of the vendors for breach of this agreement or the warranties the vendors shall jointly and severally indemnify the purchaser for all costs charges and expenses incurred by it in connection with the negotiation preparation and determination or rescission of this agreement and all matters which it contemplates.

                          ACCOUNTS PREPARATION SCHEDULE

1. The completion accounts meaning the audited balance sheet and profit and loss account for the period ended with the date of completion shall be prepared as follows:-

1.1. The vendors shall on or before the date of completion procure the company's accountants to commence the preparation of the completion accounts which shall be completed within sixty days of completion of this agreement

1.2.      The completion accounts shall be prepared on the following basis:-

1.2.1. in accordance with the books of account and with the accounting policies principles and practices consistently applied and adopted by the company in the preparation of the accounts in accordance with generally accepted and adopted United Kingdom accounting practices for companies carrying on similar businesses

1.2.2.    in accordance with the historical cost convention

1.2.3. the company's accountants shall attribute to the assets the cost or written down book value (or in the case of the property the book value) as stated in the last accounts or in the case of assets acquired since the balance sheet date the cost thereof after deducting the full amount of any grants received in respect of such assets and in all cases less depreciation for the period commencing on *** (or in the case of assets acquired after *** from the date of acquisition)

1.2.4. stocks work in progress and finished products shall be properly valued in a proper and consistent manner on the basis of cost (excluding cost of selling distribution and administration) or market value (which shall itself be taken as the lower of net realisable value and replacement cost) whichever is the lesser with full and adequate provision for unusable unsaleable or deteriorated stocks and for any other losses likely to be incurred [and the valuation thereof will be ascertained on a full physical stocktake which shall be attended by the vendors' accountants and the purchaser's accountants at such locations as they jointly see fit]

2.        The completion accounts shall be adjusted to ensure that

2.1. full provision is made for all taxation that would arise on the sale of any asset at a value to be attributed to such asset in the completion accounts

2.2. all liabilities known actual or contingent (including all contingent liabilities for taxation and to customers and under any undertaking guarantee or other document) are fully provided for

2.3. that full provision is made of all taxation on profits of the company including deferred tax to the date of completion

3. The preparation of the completion accounts shall be reviewed and adjusted by the purchaser's accountants who shall be afforded access to all working papers of the company's accountants and all other facilities which are reasonably required to enable the purchaser's accountants to carry out their review

4. Upon completion of the completion accounts the company's accountants shall deliver to the vendors the purchaser and the purchaser's accountants copies of the completion accounts together with a statement of the net assets based upon the completion accounts (the statement)

5. The statement shall be deemed to have been prepared by the company's accountants and reviewed by the purchaser's accountants as experts and not as arbitrators and without liability on their respective parts other than for bad faith and shall (save for manifest error) be final and binding on the parties hereto but so that if the company's accountants and the purchaser's accountants shall fail to agree on any matter affecting the preparation of the statement the provisions of the next following clauses shall apply

6. If the company's accountants and the purchaser's accountants shall fail to agree on any matter affecting the preparation of the statement in accordance with the foregoing provisions of this schedule (the dispute) and in the event that the vendors and the purchaser are unable themselves to agree upon how the dispute should be resolved within 14 days of its coming to their notice an independent chartered accountant shall be appointed to resolve the dispute. Such independent chartered accountant shall be appointed by agreement between the purchaser and the vendors within 14 days of the date on which both the purchaser and the vendors were first aware of the dispute or failing such agreement as soon as possible thereafter on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales. Any determination concerning the dispute which is made by an independent chartered accountant appointed pursuant to the foregoing shall be made without liability on the part of such accountant other than for bad faith and save for any manifest error shall be conclusive and binding on the parties and the parties hereto shall require the company's accountants and the purchaser's accountants to give effect to such determination and such independent chartered accountant shall act as an expert and not as an arbitrator. Both parties shall be entitled to make written representations and counter representations to the expert. The expert is obliged to give reasons for his decision. The costs and expenses incurred by such independent chartered accountant shall be borne equally by the vendors and the purchaser unless such expert shall decide one party has acted unreasonably in which case he shall have discretion as to costs.

                          VENDORS SHAREHOLDING SCHEDULE


         (1)                           (2)            (3)                (4)
                                    No of                            Entitlement
                                    Ordinary       Entitlement       to no of
Names                               Shares         to Cash           shares
Elizabeth Ann Carroll                20             751.60           15385
Suzette Carroll                      20             751.60           15385
Derek Andrew Carroll                 30            1127.40           23077
John Joseph Carroll                  30            1127.40           23077
Totals                              100               3758           76924

                                PROPERTY SCHEDULE


PROPERTY

there is no freehold property

leasehold property

the company has a verbal tenancy of land at L25.00 per week at Boots Farm Bourton on Dunsmore Rugby upon which the company has erected one portacabin

                         NET ASSETS ADJUSTMENT SCHEDULE

For the purposes of the definition of "NET ASSETS" the following adjustment unless already taken into account shall be made:-

1. After deducting all expenses and working and management etc. on a fully arm's length basis (but excluding any head office management charge)

2.        Including fixed assets on the following basis:-

2.1. building improvements at cost depreciated (on a straight line basis at ____________ per cent) or over the balance of the period of the lease

2.2. other fixed assets : motor vehicles ___________ per cent of the reducing balance / others straight line basis ____________ per cent of cost

3. Stock and work in progress shall be valued at the lower of cost and net realisable value (including where applicable and consistent with direct production overheads) (where stock seasonal e.g. clothes - independent valuer may be appropriate)

4. The amount of any provision for bad debts shall be 0 per cent of debts outstanding at date of completion on same basis as adopted in balance sheet as at ____________________ 2001

5. Without taking into account any of the following items (watch for special items e.g. loans) which shall be deemed to accrue in the period ending / ended ____________________ 2001

                                   WARRANTIES

                               TAXATION WARRANTIES

1.1.      ADMINISTRATION

1.1.1. All returns computations and payments which should be or should have been made by the company for any taxation purpose have been made within the requisite periods and are up-to-date correct and on a proper basis and none of them is or is likely to be the subject of any dispute with the Inland Revenue or other taxation authorities

1.1.2. All particulars furnished to the Inland Revenue or other taxation authorities in connection with the application for any consent or clearance on behalf of the company or affecting the company made since the last accounts date fully and accurately disclosed all facts and circumstances material to the decision of the Inland Revenue or such other authorities; any such consent or clearance is valid and effective; and any transaction for which such consent or clearance has previously been obtained has been carried into effect (if at all) only in accordance with the terms of the relative application and consent or clearance

1.1.3. The company has not since the last accounts date taken any action which has had or might have the result of altering prejudicing or in any way disturbing any arrangement or agreement which it has previously negotiated with the Commissioners of Inland Revenue or the Commissioners of Customs and Excise or other taxation authorities

1.1.4. The company has not since the last accounts date paid or become liable to pay any penalty or interest charged by virtue of the provisions of TMA or any other taxation statute

1.1.5. The company has properly operated the PAYE system by deducting tax as required by law from all payments made or treated as made to its employees or former employees and accounting to the Inland Revenue for all tax deducted by it and for all tax chargeable on benefits provided for its employees or former employees

1.1.6. No self employed agent of the company has been or could be treated by the Inland Revenue as an employee

1.1.7. The company has paid all national insurance contributions for which it is liable and has kept proper books and records relating to the same

1.1.8. All payments by the company to any person which ought to have been made under deduction of tax have been so made and the company has accounted to the Inland Revenue for the tax so deducted

1.1.9. The company has complied in all respects with the provisions of the following sections and all regulations made under them and has made and accounted for all deductions and retentions which they specify or require

1.1.9.1.  ICTA s 43 (non-residents)

1.1.9.2. ICTA s 349 (payments not out of profits or gains brought into charge to income tax and annual interest)

1.1.9.3.  ICTA pt XIII chapter III (entertainers and sportsmen)

1.1.9.4.  ICTA pt XIII chapter IV (sub-contractors in the construction industry)

1.1.9.5. The company has not has received a notice under ICTA s 23 (collection from lessees and agents) which remains outstanding

1.2.      TAXATION CLAIMS LIABILITIES AND RELIEFS

1.2.1. There are set out in the disclosure letter with express reference to this clause full details of all matters relating to taxation in respect of which the company (either alone or jointly with any other person) has or at completion will have an outstanding entitlement

1.2.1.1. to make any claim (including a supplementary claim) for relief under any other taxation statute;

1.2.1.2. to make any election for one type of relief or one basis system or method of taxation as opposed to another;

1.2.1.3. to make any appeal (including a further appeal) against an assessment to taxation;

1.2.1.4.  to make any application for the postponement of taxation

1.2.1.5.  to disclaim or require the postponement or reduction of any allowance

1.2.1.6. to elect to treat any machinery or plant as a short life asset within the provisions of CAA s 37 (election for certain machinery or plant to be treated as short life asset)

1.2.2. The company has not made or is entitled to make a claim under TCGA s 24(2) (assets lost or destroyed or whose value becomes negligible) or s 280 (consideration due after time of disposal) or under schedule 4 (deferred charges on gains before 31 March 1982)

1.2.3. The company is not nor will become liable to pay or make reimbursement or indemnity in respect of any taxation (or amounts corresponding thereto) in consequence of the failure by any other person to discharge that taxation within any specified period or otherwise where such taxation relates to a profit income or gain transaction even omission or circumstance arising occurring or deemed to arise or occur (whereby wholly or partly) prior to completion

1.2.4. No relief (whether by way of deduction reduction set-off exemption repayment or allowance or otherwise) from against or in respect of any taxation has been claimed and/or given to the company which could or might be effectively withdrawn postponed restricted or otherwise lost as a result of any act omission event or circumstance arising or occurring at any time after completion

1.3.      DISTRIBUTIONS AND DEDUCTIBILITY OF PAYMENTS

1.3.1. The company has not since 5 April 1965 repaid or agreed to repay or redeemed or agreed to redeem its share capital or capitalised or agreed to capitalise in the form of redeemable share or debentures any profits or reserves of any class or description

1.3.2. No security (within the meaning of ICTA s 254(1) (distributions)) issued by the company and outstanding at the date of this agreement was issued in such circumstances that the interest payable on it or any other payment in respect of it falls to be treated as a distribution under ICTA s 209 (meaning of distribution)

1.3.3. No rents interest annual payments or other sums of an income nature paid or payable since the last accounts date by the company or which the company is under an obligation to pay in the future are or may be wholly or partially disallowable as deductions or charges in computing profits or as charges against profits for the purposes of corporation tax by reason of the provisions of ICTA s 74 (general rules as to deductions not allowable) ICTA s 125 (annual payments for non-taxable consideration) ICTA s 338 (allowance of charges on income and capital) ICTA s 770 (sales etc at an undervalue or overvalue) ICTA ss 779 to 785 (leased assets) ICTA s 787 (restriction of relief for payments of interest) or otherwise

1.3.4. The company has not received a capital distribution to which the provisions of TCGA s 189 formerly ICTA s 346 (capital distribution of chargeable gains : recovery from shareholder) could apply

1.3.5. The company has not incurred expenditure which will not be wholly deductible in computing or against profits as a trading expense or expense of management or as a charge on income or in computing income for the purposes of Schedule A except for expenditure on the acquisition of an asset to be held otherwise than as stock-in-trade details of which are set out in the disclosure letter. All bonuses voted in the last accounts have been paid within nine months of the year end in accordance with FA 1989 S43

1.4.      CARRY FORWARD OF LOSSES AND ACT

          Nothing has been done and no event or series of events has occurred which might cause the disallowance of the carry forward of losses excess charges or advance corporation tax under the provisions of ICTA s 393 (losses other than terminal losses) ICTA s 768 (change in ownership of company: disallowance of trading losses) or ICTA s 245 (calculation etc of ACT on change of ownership of company)

1.5.      CLOSE COMPANIES

1.5.1. The company is a close company as defined in ICTA s 414 amended by FA 1989 s 104 (meaning of close company) but is not a close investment holding company as defined in ICTA s 13A

1.5.2. Clearances have been obtained under ICTA schedule 19 (apportionment of income etc. of close companies) for all accounting periods of the company ended prior to 1 April 1990 and the information and particulars supplied to the Inspector of Taxes made full and accurate disclosure of all material facts and considerations

1.5.3. The company has at all times up to the last accounts date been a trading company or a member of a trading group as defined in ICTA schedule 19 para 7 (apportionment of income of close companies : meaning of trading company and member of a trading group)

1.5.4. The company has not at any time ceased to carry on the trade or the business of holding investments of which immediately prior to such times its activities wholly or mainly consisted

1.5.5. No distribution within ICTA s 418 (distribution to include certain expenses of close companies ) has been made by the company

1.5.6. No interest was paid by the company to a director or associate of a director in any accounting period which ended before 27 March 1980 so as to result in a liability under ICTA 1970 s 285 (interest paid to directors and directors' associates)

1.5.7. No loan or advance within ICTA s 419 (loans to participators etc) or s 422 (extension of s 419 to loans by controlled companies) has been made or agreed to by the company and the company has not since the last accounts date released or written off the whole or part of the debt in respect of any such loan or advance

1.6.      NOT MEMBER OF A GROUP

          The company is not and has never been a member of a group

1.7.      REPLACEMENT OF BUSINESS ASSETS

          The company has not made a claim under TCGA s 23 (receipt of compensation and insurance money not treated as a disposal) s 152 and s 175 (replacement of business assets) or CGTA ss 21

          (capital sums: compensation and insurance money) 111A (roll-over relief on compulsory acquisition) 115 (roll-over relief) 153 (assets only partly replaced) or 154 (new assets which are depreciating assets) or s 247 (roll-over relief on compulsory acquisition) which would affect the amount of the chargeable gain or allowable loss which would but for such claim have arisen on a disposal of any of its assets

1.8.      CAPITAL ALLOWANCES

1.8.1. All expenditure which the company has incurred on the provision of machinery or plant has qualified or will qualify (if not deductible as a trading expense of a trade carried on by the relevant company) for writing down allowances under CAA s 24

1.8.2. All capital allowances made or to be made to the company in respect of capital expenditure incurred prior to the date hereof or to be incurred under any subsisting commitment have been made or will be made in taxing its trade

1.8.3. the company has not done or omitted to do or agreed to do or permitted to be done any act as a result of which any disposal value may be brought into account under CAA s 24 (writing-down allowances and balancing adjustments) or there may be any recovery of excess relief within CAA s 46 (recovery of excess relief)

1.8.4. No capital expenditure incurred or to be incurred by the company has been or will be deemed under CAA s 159 (capital expenditure capital sums and time when capital expenditure is incurred) to have been or be incurred on a date other than that upon which the obligation to pay the expenditure became or becomes unconditional

1.8.5. No election has been made by the company under CAA s 53 (expenditure incurred by equipment lessor) or s 55 (expenditure incurred by incoming lessee : transfer of allowances) in relation to any fixtures

1.9.      UNREMITTABLE INCOME AND CAPITAL GAINS

          The company has not either received or become entitled to any income which is 'UNREMITTABLE INCOME' within the meaning of ICTA s 584 (relief for unremittable overseas income) or any gain to which the provisions of TCGA s 279 (foreign assets: delayed remittances) could apply

1.10.     DEMERGERS AND PURCHASE OF OWN SHARES

1.10.1. The company has not been engaged in or been a party to any of the transactions set out in ICTA ss 213 - 218 (demergers) or has made or received a chargeable payment as defined in s 214 (chargeable payments connected with exempt distributions)

1.10.2. The company has not at any time redeemed repaid or purchased or agreed to redeem repay or purchase any of its own shares

1.11.     TRANSFER OF OVERSEAS TRADE

          The company has not transferred a trade carried on by it outside the United Kingdom through a branch or agency to a company not resident in the United Kingdom in circumstances such that a chargeable gain may be deemed to arise at a date after such transfer under TCGA s 140 (postponement of charge on transfer of assets to non-resident company)

1.12.     TRANSACTIONS NOT AT ARM'S LENGTH

1.12.1. The company has not carried out or been engaged in any transaction or arrangement to which the provisions of ICTA s 770 (sale etc. at undervalue or overvalue) have been or may be applied

1.12.2. The company does not own nor has agreed to acquire any asset nor has received or agreed to receive any services or facilities (including without limitation the benefit of any licences or agreements) the consideration for the acquisition or provision of which was or will be in excess of its market value or otherwise than on an arm's length basis

1.12.3. The company has not disposed of or acquired any asset in such circumstances that the provisions of TCGA s 17 (disposals and acquisitions treated as made at market value) could apply thereto

1.13.     BASE VALUES AND ACQUISITION COSTS

1.13.1. If each of the capital assets of the company was disposed of for a consideration equal to the book value of that asset in or adopted for the purpose of the last accounts no liability to corporation tax on chargeable gains or balancing charge under CAA (if each asset was treated as if used for the purpose of a separate trade) would arise; and for the purpose of determining the liability to corporation tax on chargeable gains there shall be disregarded any relief and allowances available to the company other than amounts falling to be deducted under TCGA s 38 (acquisition and disposal costs)

1.13.2. The company has not elected under TCGA s 35 (assets held on 31 March 1982 (including assets held on 6 April 1965))

1.13.3. The company has not engaged in any transaction in respect of which there may be substituted for any purpose of taxation a different consideration for the actual consideration given or received by the company

1.14.     GIFTS INVOLVING COMPANIES

          The company has not held and does not hold shares in a company (not being another group company) which has made any such transfer as is referred to in TCGA s 125 (shares in close company transferring assets at an undervalue); and the company has not received any assets by way of gift as mentioned in TCGA s 282 (gifts: recovery from donee)

1.15.     GAINS ACCRUING TO NON-RESIDENT COMPANIES

          No gain has accrued in respect of which the company may be liable to corporation tax on chargeable gains by virtue of the provisions of TCGA s 13 (non-resident company)

1.16.     TAX AVOIDANCE

1.16.1. The company has not engaged in or been a party to any scheme or arrangement of which the purpose or one of the purposes was the avoidance of or a reduction in liability to taxation; and without prejudice to the generality of the foregoing the company has not been a party to or otherwise involved in any transaction to which any of the following provisions could apply:

1.16.1.1. ICTA s 240 (set off of company's surplus ACT against subsidiary's liability to corporation tax)

1.16.1.2. ICTA s 410 (group relief: arrangements for transfer of company to another group or consortium) s 395 (leasing contracts: and company reconstructions) and s 116 (partnerships involving companies: arrangements for transferring relief)

1.16.1.3. ICTA ss 729 or 730 (tax avoidance: other transfers of securities) ss 731 to 735 inclusive (purchase and sale of securities) or ss 736 or 737 (miscellaneous provisions relating to securities)

1.16.1.4. ICTA s 774 (transactions between dealing company and associated company)

1.16.1.5. ICTA s 779 (sale and leaseback: limitation on tax reliefs)

1.16.1.6. ICTA s 781 (assets leased to traders and others)

1.16.1.7. ICTA s 786 (transactions associated with loans or credit)

1.16.1.8. TCGA s 106 (disposal of shares and securities within prescribed period of acquisition)

1.16.1.9. TCGA s 29 (value shifting)

1.16.2. The company has not since the last accounts date been a party to any transaction to which any of the following provisions has been or could be applied other than transactions in respect of which all necessary consents or clearances have been obtained

1.16.2.1. TCGA s 139 (company reconstruction or amalgamation: transfer of assets)

1.16.2.2. ICTA ss 703-709 (cancellation of tax advantages from certain transactions in securities)

1.16.2.3. ICTA s 765 (migration etc of companies)

1.16.2.4. ICTA s 776 (transactions in land: taxation of capital gains)

1.16.2.5. TCGA ss 135 - 139 (company reconstructions and amalgamations, purchase consideration consists of shares or other securities)

1.16.2.6. ICTA s 776 (target company holds land)

1.17.     DEPRECIATORY TRANSACTIONS

          No allowable loss which may accrue on the disposal by the company of any asset is likely to be reduced by reason of the provisions of TCGA s 176 (transactions in a group) or s 177 (dividend stripping) and no chargeable gain or allowable loss arising on such a disposal is likely to be adjusted pursuant to the provisions of s 30 (tax free benefits)

1.18.     GILT-EDGED SECURITIES

          The company has not been a party to any transaction to which the provisions of CGTA s 70 (re-acquisition after sale at a loss) have been or could be applied

1.19.     SALE AND LEASEBACK OF LAND

          The company has not entered into any transaction to which the provisions of ICTA s 780 (land sold and leased back: taxation of consideration received) have been or could be applied

1.20.     STOCK DIVIDENDS AND DEEP DISCOUNT SECURITIES

1.20.1. The company has not issued any share capital to which the provisions of ICTA s 249 (stock dividends treated as income) or TCGA s 141 (stock dividends: consideration for new holding) could apply nor does the company own any such share capital

1.20.2. The company has not at any time since 13 March 1984 owned or issued any deep discount security within the meaning of ICTA schedule 4 (deep discount securities)

1.21.     CONTROLLED FOREIGN COMPANIES

          No notice of the making of a direction under ICTA s 747 (imputation of chargeable profits and creditable tax of controlled foreign companies) has been received by the company and no circumstances exist which would entitle the Inland Revenue to make such a direction and to apportion any profits of a controlled foreign company to the company pursuant to ICTA s 752 (apportionment of chargeable profits and creditable tax)

1.22.     CHARGEABLE GAINS

1.22.1. In determining the liability to corporation tax on chargeable gains in respect of any asset which has been acquired or provided by the company or which the company has agreed to acquire or provide (whether conditionally contingently or otherwise)

1.22.1.1. the sums allowable as a deduction will be determined solely in accordance with the provisions of TCGA s 38 (acquisition and disposal costs etc) and s 53 (the indexation allowance and interpretive provisions)

1.22.1.2. the amount or value of the consideration determined in accordance with the provisions of TCGA s 38(1)(a) will not be less than the amount or value of the consideration actually given by it for that asset

1.22.1.3. the amount of any expenditure on enhancing the value of that asset determined in accordance with the provisions of TCGA s 38(1)(b) will not be less than the amount or value of all expenditure actually incurred by it on that asset

1.22.2. No asset owned or agreed to be acquired by the company (other than plant and machinery in respect of which it is entitled to capital allowance) is a wasting asset within the meaning of TCGA s 44 (wasting assets)

1.22.3. The company is not owed a debt (not being a debt on a security) upon the disposal or satisfaction of which a liability to corporation tax on chargeable gains will arise by reason of the provisions of TCGA s 251 (debts)

1.22.4. No part of the consideration given by the company for a new holding of shares (within the meaning of TCGA s 126 (re-organisation or reduction of share capital : application of sections 127-131) will be disregarded by virtue of s 128(2) (consideration given or received by holder)

1.22.5. No asset owned by the company has been the subject of a deemed disposal under TCGA schedule 2 (assets held on 6 April 1965) so as to restrict the extent to which the gain or loss over the period of ownership may be apportioned by reference to straightline growth.

1.23.     CAPITAL LOSSES

          The company has not incurred a capital loss to which the provisions of TCGA s 18(3) (transactions between connected persons) are applicable.

1.24.     VALUE ADDED TAX

1.24.1.   The company:

1.24.1.1. has duly registered and is a taxable person for the purposes of value added tax;

1.24.1.2. has complied in all material respects with all statutory requirements orders provisions directions or conditions relating to value added tax;

1.24.1.3. maintains complete correct and up-to-date records for the purposes of relevant legislation;

1.24.1.4. is not in arrears with any payment or returns thereunder or liable to any abnormal or non-routine payment or any forfeiture or penalty or to the operation of any penal provision;

1.24.1.5. has not been required by the Commissioners of Customs and Excise to give security;

1.24.1.6. has not applied for treatment as a member of a group which includes any company other than the company

1.24.1.7. is not and has not agreed to become an agent manager or factor (for the purpose of VATA s 32 (agents etc) of any person who is not resident in the United Kingdom

1.24.2. The disclosure letter contains full particulars of any claim for bad debt relief made or which may be made by the company under FA 1990 s 11 (refund of tax in cases of bad debts)

1.24.3. No document has left the possession of the company which if improperly used by a third party would lead to any liability on the part of the company to pay any amount of value added tax under VATA sched 7 para 6 (recovery of tax etc) which but for such use would not have been payable by the company

1.24.4. The company has not within the period of twelve months preceding the date of this agreement received a surcharge liability notice under FA 1985 s 19 (the default surcharge)

1.24.5. The company has not received a penalty liability notice under FA 1985 s 14A (persistent misdeclaration resulting in understatements or overclaims)

1.24.6.

1.24.6.1. No self supply of building land or building services has taken place since 1 April 1989 such as could give rise to a future liability under the provisions of VATA paragraph 5-6 schedule 6A

1.24.6.2. The company has not elected to waive exemption under the provisions of VATA para 2-4 schedule 6A

1.24.6.3. The company is not liable to apply the "Capital Goods Scheme" to any relevant goods as required by the VAT general regulations 1985 paragraphs 37A-E other than those listed in the disclosure letter

1.25.     INHERITANCE TAX

1.25.1. No transfer of value (as defined in ITA s 3 (transfers of value)) has at any time been made by the company. The company has not been a party to associated operations in relation to a transfer of value within the meaning of ITA s 268

1.25.2. There is not outstanding any Inland Revenue charge for unpaid inheritance tax (as provided by ITA ss 237 and 238 (Inland Revenue charge for unpaid tax)) over any asset of any group company or in relation to any shares in the capital of the company

1.25.3. There are not in existence any circumstances whereby any power mentioned in ITA s 212 (powers to raise tax) could be exercised in relation to any shares securities or other assets of the company or could be exercised but for ITA s 204(6) (limitation of liability)

1.26.     STAMP DUTY

          Within the five years ending on the date of this agreement the company has not made any claim for relief or exemption under FA 1930 s 42 (relief from transfer stamp duty in case of transfer of property as between associated companies) or FA 1973 sched 19 part III (stamp duty on documents relating to chargeable transactions of capital companies) or FA 1986 s 75

1.27.     DEVELOPMENT LAND TAX

1.27.1. The company has not carried out a project of material development which required it to be deemed to have disposed of land or an interest in land under Development Land Tax Act (DLTA) 1976 s 2

1.27.2. The company does not own any interest in land which is acquired as a result of a disposal made by a person who at the time of that disposal was connected with the company for the purposes of CGTA 1979 part III

1.27.3. No deemed disposal for DLTA purposes took place before 19 March 1985 of any leasehold interest on the lease being varied because of DLTA 1976 2 schedule 17(2)

1.27.4. The company has not between 1 August 1976 and 19 March 1985 made a part disposal of an interest in land within the meaning of DLTA 1976 schedule 9

1.27.5. No notices have been required to be given by the company pursuant to DLTA 1976 s 41, 8 schedule part II other than those listed in the disclosure letter

1.27.6. The company has duly paid all capital duty and all loan capital duty for which is has at any time been liable.

                          PROPERTY WARRANTIES SCHEDULE

2.       PROPERTY WARRANTIES

2.1.     TITLE

2.1.1. The property comprises all the property owned occupied or otherwise used in connection with the business of the company

2.1.2. Those of the property which are occupied or otherwise used by the company in connection with the business of the company are so occupied or used by right of ownership or under lease or licence and the terms of any such lease or licence permit such occupation or use

2.1.3. The company is legal and beneficial owner of the property and absolutely entitled to the proceeds of sale and gives full title guarantee

2.1.4. The information contained in the property schedule as to the tenure of the property the principal terms of the leases or licences held by the company and the principal terms of the tenancies and licences subject to and with the benefit of which the property is held is true and accurate in all respects.

2.1.5.   The company has a good and marketable title to the property.

2.1.6. The property is not registered at H.M. Land Registry or located in an area of compulsory registration.

2.1.7. In the case of leases of the property granted for more than twenty one years and less than forty years the lease is either registered at H.M. Land Registry or not so registered because the reversion to it was not registered at the time of grant

2.2.     ENCUMBRANCES

2.2.1. The property is free from any mortgage debenture charge rent-charge lien or other encumbrance securing the repayment of monies or other obligation or liability of the company companies or any other party

2.2.2. The property is not subject to any outgoings other than general rates water rates and insurance premiums and in the case of leasehold property rent and service charges

2.2.3. The property is not subject to any restrictive covenants stipulations easements profits a prendre wayleaves licences grants restrictions overriding interests or other such rights vested in third parties

2.2.4. Where any such matters as are referred to in cll 2.2.1 2.2.2 and 2.2.3 have been disclosed in the disclosure letter the obligations and liabilities imposed and arising under them have been fully observed and performed and any payments in respect of them due and payable have been duly paid

2.2.5. The property is not subject to any option right of preemption or right of first refusal

2.2.6. The property is free from any local land charge land charge caution inhibition or notice and no matter exists which is capable of registration against the property

2.3.     PLANNING MATTERS

2.3.1. The use of the property is the permitted use for the purposes of the Town and Country Planning

         Acts 1971-1990

2.3.2. Planning permission has been obtained or is deemed to have been granted for the purposes of the planning acts with respect to the development and use of the property and no such permission has been suspended or called in and no application for planning permission is awaiting decision

2.3.3. Building regulation consents have been obtained with respect to all development alterations and improvements to the property

2.3.4. Compliance is being made and has at all times been made in all respects with planning permissions orders and regulations issued under the planning acts the London Building Acts and building regulation consents and bye-laws for the time being in force with respect to the property and such planning permissions are not subject to any onerous conditions

2.3.5. Compliance is being made and has at all times been made with all agreements under the Town and Country Planning Act 1971 s 52 or s 106 of the Town and Country Planning Act 1990 made with respect to the property

2.3.6. Compliance is being and has been made with all agreements made under the Highways Act 1980 s 38 with respect to the property 2.3.7. None of the property is listed as being of special historic or architectural importance or located in a conservation area

2.3.8. All development charges monetary claims and liabilities under the Town and Country Planning Acts 1971-1990 or any other such legislation have been discharged and no such liability contingent or otherwise is outstanding

2.4.     STATUTORY OBLIGATIONS

2.4.1. Compliance has been made with all applicable statutory and by-law requirements with respect to the property and in particular (but without limitation) with the requirements as to fire precautions and under the Public Health Acts the Housing Acts the Highway Acts the Offices Shops and Railway Premises Act 1963 the Factory Acts and the London Building Acts

2.4.2. There is no outstanding and unobserved or unperformed obligation with respect to the property necessary to comply with the requirements (whether formal or informal) of any competent authority exercising statutory or delegated powers

2.4.3. There are not in force or required to be in force any licences whether under the Licensing Act 1964 or otherwise which apply to the property

2.5.     ADVERSE ORDERS

2.5.1. There are no compulsory purchase notices orders or resolutions affecting the property nor are there any circumstances likely to lead to any being made

2.5.2. There are no closing demolition or clearance orders enforcement notices or stop notices affecting the property nor are there any circumstances likely to lead to any being made

2.6.     CONDITION OF THE PROPERTY

2.6.1. The buildings and other structures on the property are in good and substantial repair and fit for the purposes for which they are presently used

2.6.2. There are no disputes with any adjoining or neighbouring owner with respect to boundary walls and fences or with respect to any easement right or means of access to the property

2.6.3. The principal means of access to the property is over roads which have been taken over by the local or other highway authority and which are maintainable at the public expense and no means of access to the property is shared with any other party nor subject to rights of determination by any other party

2.6.4. The property enjoys the main services of water drainage electricity and gas

2.6.5. None of the property is located in an area or subject to circumstances particularly susceptible to flooding

2.6.6. No building or structure on the property has at any time been affected by structural damage or electrical defects or by timber infestation or disease

2.6.7.   The property is not subject to any rights of common

2.6.8.   None of the property is affected by past or present mining activity

2.6.9. None of the buildings or other structures on the property contains in its fabric any high alumina cement blue asbestos calcium chloride accelerator wood wood slabs used as permanent shuttering or other deleterious material

2.6.10. No waste disposal or water abstraction licences or discharge consents have been issued in respect of the property (of any part thereof) and there have been no waste disposal or water abstraction operations or any discharge effluent (authorised or otherwise at any of the property

2.6.11. There are no "prescribed processes" (as defined by the Environmental Protection Act 1990) carried on at any of the property and no hazardous substances consents have been issued in respect of any of the property

2.6.12. The warrantors are not aware of any leachate effluent gas or vapour which is migrating from any of the property to any adjoining land or neighbouring land

2.7.     INSURANCE

2.7.1. The property is insured in its full reinstatement values for not less than two years' loss of rent and against third party and public liabilities to an adequate extent

2.7.2. All premiums payable in respect of insurance policies with respect to the property which have become due have been duly paid and no circumstances have arisen which would vitiate or permit the insurers to avoid such policies

2.7.3. The information in the disclosure letter with respect to insurance policies is up to date and true and accurate in all respects

2.8.     LEASEHOLD PROPERTY

2.8.1. The company has paid the rent and observed and performed the covenants on the part of the tenant and the conditions contained in any leases (which expression includes underleases) under which the property is held and the last demand (or receipts for rent if issued) were unqualified and all such leases are valid and in full force

2.8.2. All licences consents and approvals required from the landlords and any superior landlords under any leases of the property have been obtained and the covenants on the part of the tenant contained in such licences consents and approvals have been duly performed and observed

2.8.3. There are no rent reviews under the leases of the property held by the group companies currently in progress

2.8.4. There is not outstanding and unobserved or unperformed any obligation necessary to comply with any notice or other requirements given by the landlord under any leases of the property

2.8.5. There is no obligation to reinstate any of the property by removing or dismantling any alteration made to it by the company or any predecessor in title to the company

2.9.     TENANCIES

None of the property are subject to tenancies

                         COMMERCIAL WARRANTIES SCHEDULE

3.          COMMERCIAL WARRANTIES

3.1.        AUTHORITY AND CAPACITY OF VENDORS AND WARRANTORS

            Each vendor and each warrantor has full power and authority to enter into and perform this agreement and the deed of indemnity; and this agreement constitutes and the deed of indemnity when executed will constitute binding obligations on each vendor and warrantor in accordance with their respective terms.

3.2.        OWNERSHIP OF SHARES

3.2.1. The shares will at completion constitute the whole of the issued and allotted share capital of the company and will then be fully paid or credited as fully paid

3.2.2. There is not now nor is there any agreement or arrangement to create any pledge lien charge or encumbrance on over or affecting any of the shares of the company and no claim has been made by any person to be entitled to any of the foregoing

3.2.3. The vendors are entitled to sell and transfer to the purchaser the full legal and beneficial ownership of the shares free from all liens charges and encumbrances on the terms of this agreement without the consent of any third party

3.3.        DETAILS OF THE COMPANY

3.3.1. The information relating to the company is true and complete in all respects

3.3.2. The company or (where specified) a subsidiary of the company is the sole beneficial owner of all the issued or allotted shares of the subsidiaries of the company and all such shares are fully paid or credited as fully paid

3.3.3.      DIRECTORS AND SHADOW DIRECTORS

3.3.3.1. The only directors of the company are John Joseph Carroll Elizabeth Ann Carroll Derek Andrew Carroll and Suzette Carroll

3.3.3.2. No person is a shadow director (within the meaning of CA s 741) of the company but is not treated as one of its directors for all the purposes of the Companies Acts

3.3.4.      SUBSIDIARIES ASSOCIATIONS AND BRANCHES

3.3.4.1. The company has not and has not agreed to acquire any share or loan capital of any other company (whether incorporated in the United Kingdom or elsewhere).

3.3.4.1.1. The company has not outside the United Kingdom any branch agency or place of business or any permanent establishment (as that expression is defined in the relevant double taxation relief orders current at the date of this agreement)

3.3.5.      OPTIONS OVER THE CAPITAL OF THE COMPANY

            Save as provided in this agreement there are no agreements or arrangements in force which call for the present or future issue or allotment of or grant to any person the right (whether conditional or otherwise) to call for the issue allotment or transfer of any share or loan capital of the company (including any option or right of pre-emption or conversion)

3.3.6.      NEW ISSUES OF CAPITAL

            Save as provided in this agreement no share or loan capital has been issued or allotted or agreed to be issued or allotted by the company since the last accounts date

3.3.7.      COMMISSIONS

            No one is entitled to receive from the company any finder's fee brokerage or other commission in connection with the sale and purchase of the shares under this agreement

3.3.8.      MEMORANDUM AND ARTICLES OF ASSOCIATION STATUTORY BOOKS AND
            RESOLUTIONS

3.3.8.1. The copy of the memorandum and articles of association of the company attached to the disclosure letter is accurate and complete in all respects and has embodied in it or annexed to it a copy of every such resolution as is referred to in CA 1985 s 380

3.3.8.2. The register of members and other statutory books of the company have been properly kept and contain an accurate and complete record of the matters with which they should deal

3.3.8.3. No notice or allegation that any of the foregoing is incorrect or should be rectified has been received

3.3.8.4. Since the last accounts date no alteration has been made to the memorandum or articles of association of the company and no resolution of any kind of the company has been passed (other than resolutions relating to business at annual general meetings which was not special business) and pending completion no such resolution shall be passed without the prior written consent of the purchaser

3.3.9.      DOCUMENTS FILED

3.3.9.1. All returns particulars resolutions and documents required by the Companies Acts or any other legislation to be filed with the registrar of companies or any other authority in respect of the company have been duly filed within statutory time limits and were correct; and due compliance has been made with all the provisions of the Companies Acts and other legal requirements in connection with the formation of the company the allotment or issue of shares debentures and other securities the payment of dividends and the conduct of its business

3.3.9.2. All charges in favour of the company have (if appropriate) been registered in accordance with the provisions of CA 1985 ss 395, 409, 410 and 424

3.3.10.     POSSESSION OF DOCUMENTS

            All title deeds relating to the assets of the company and an executed copy of all agreements to which the company is a party and the original copies of all other documents which are owned by or which ought to be in the possession of the company are in the possession of the company

3.3.11.     INVESTIGATIONS

            There are not pending or in existence any investigations or enquiries by or on behalf of any governmental or other body in respect of the affairs of the company

3.3.12.     INFORMATION DISCLOSED TO PURCHASER CORRECT

3.3.12.1. All information given by any of the vendors the vendors' solicitors or the vendors' accountants to the purchaser the purchaser's solicitors or the vendor's accountants relating to the business activities affairs or assets or liabilities of the company was when given and is now accurate and comprehensive in all respects

3.3.12.2. There are no material facts or circumstances in relation to the assets business or financial condition of the company which have not been fully and fairly disclosed in writing to the purchaser or the purchaser's solicitors and which if disclosed might reasonably have been expected to affect the decision of the purchaser to enter into this agreement

3.3.12.3. The company has not at any time purchased or redeemed or repaid any share capital or given any financial assistance in connection with any such acquisition of share capital as would fall within section 151 to 158 (inclusive) of the Companies Act 1985

3.4.        ACCOUNTS

3.4.1.      THE LAST ACCOUNTS

3.4.1.1. The last accounts have been prepared in accordance with the historical cost convention; and the bases and policies of accounting adopted for the purpose of preparing the last accounts are the same as those adopted in preparing the audited accounts of the company in respect of the three last preceding accounting periods

3.4.1.2.    The last accounts:

3.4.1.2.1. give a true and fair view of the assets and liabilities of the company at the last accounts date and its profits for the financial period ended on that date;

3.4.1.2.2. comply with the requirements of the companies acts and other relevant statutes;

3.4.1.2.3. comply with all current FRSs and SSAPSs applicable to a United Kingdom company;

3.4.1.2.4. are not affected by any extraordinary exceptional or non-recurring item;

3.4.1.2.5. properly reflect the financial position of the company as at their date;

3.4.1.2.6.  fully disclose all the assets of the company as at their date;

3.4.1.2.7. make full provision or reserve for all liabilities and capital commitments of the company outstanding at the last accounts date including contingent unquantified or disputed liabilities;

3.4.1.2.8. make provision or reserve in accordance with the principles set out in the notes included in the last accounts for all taxation liable to be assessed on the company or for which it may be accountable in respect of the period ended on the last accounts date

3.4.1.3. No amount included in the last accounts in respect of any asset whether fixed or current exceeds its purchase price or production cost (within the meaning of CA schedule 4) or (in the case of current assets) its net realisable value at the last accounts date

3.4.2.      VALUATION OF STOCK IN TRADE AND WORK IN PROGRESS

3.4.2.1. In the last accounts and in the accounts of the company for the three preceding financial years the stock in trade and work in progress of the company have been treated in accordance with SSAP 9

3.4.2.2. In the last accounts all redundant obsolete and slow-moving stock in trade has been written off or written down as appropriate

3.4.3.      DEPRECIATION OF FIXED ASSETS

            In the last accounts and in the accounts of the company for the three preceding financial years the fixed assets of the company have been depreciated in accordance with SSAP 12

3.4.4.      DEFERRED TAXATION

            Where provision for deferred taxation is not made in the last accounts full details of the amounts of such deferred taxation have been disclosed in the disclosure letter

3.4.5.      ACCOUNTING REFERENCE DATE

    The accounting reference date of the company for the purposes of CA s 224 is and there has not at any time been any other such date

3.4.6.      BOOK DEBTS

3.4.6.1. No part of the amounts included in the last accounts or subsequently recorded in the books of the company as owing by any debtors is overdue by more than twelve weeks or has been released on terms that any debtor pays less than the full book value of his debt or has been written off or has proved to any extent to be irrecoverable or is now regarded by the company as irrecoverable in whole or in part

3.4.6.2. The amounts due from debtors as at completion (less the amount of any relevant provision or reserve determined on the same basis as that applied in the last accounts and disclosed in the disclosure letter) will be recoverable in full in the ordinary course of business and in any event not later than twelve weeks after completion; and none of such debts is subject to any counterclaim or set off except to the extent of any such provision or reserve

3.4.7.      BOOKS AND RECORDS

3.4.7.1. All the accounts books ledgers financial and other records of whatsoever kind of the company:

3.4.7.1.1.  are in the possession of that company;

3.4.7.1.2.  have been fully properly and accurately kept and completed;

3.4.7.1.3. do not contain any material inaccuracies or discrepancies of any kind;

3.4.7.1.4. give and reflect a true and fair view of the trading transactions and the financial contractual and trading position of the company

3.5.        FINANCE

3.5.1.      CAPITAL COMMITMENTS

            There were no commitments on capital account outstanding at the last accounts date and since the last accounts date no company has made or agreed to make any capital expenditure or incurred or agreed to incur any capital commitments nor has it disposed of or realised any capital assets or any interest therein

3.5.2.      DIVIDENDS AND DISTRIBUTIONS

3.5.2.1. Since the last accounts date no dividend or other distribution (as defined in ICTA part VI chapter II and extended by ICTA s 418 thereof) has been or is treated as having been declared paid or made by the company

3.5.2.2. All dividends or distributions declared made or paid by the company have been declared made or paid in accordance with its articles of association and the applicable provisions of the companies acts

3.5.3.      BANK AND OTHER BORROWINGS

3.5.3.1. Full details of all limits on and other terms and conditions of the company bank overdraft facilities are accurately set out in the disclosure letter

3.5.3.2. The total amount borrowed by the company from its bankers does not exceed its respective overdraft facilities

3.5.3.3. The total amount borrowed by the company (as determined in accordance with the provisions of the relevant instrument) does not exceed any limitation on its borrowing powers contained in its articles of association or in any debenture or other deed or document binding upon it

3.5.3.4. The company has not outstanding nor has agreed to create or issue any loan capital; nor has it factored any of its debts or engaged in financing of a type which would not require to be shown or reflected in the last accounts or borrowed any money which it has not repaid save for borrowings not exceeding the amounts shown in the last accounts

3.5.3.5. The company has not since the last accounts date repaid or become liable to repay any loan or indebtedness in advance of its stated maturity

3.5.3.6. The company has not received notice (whether formal or informal) from any lenders of money to any group company requiring repayment thereof or intimating the enforcement by any such lender of any security which it may hold over any assets of any group company; and there are no circumstances likely to give rise to any such notice

3.5.4.      LOANS BY AND DEBTS DUE TO THE COMPANY

            The company has not lent any money which has not been repaid to it or owns the benefit of any debt (whether or not due for payment) other than debts which have arisen in the ordinary course of its business; and the company has not made any loan or quasi-loan contrary to the companies acts

3.5.5.      LIABILITIES

3.5.5.1. There are no liabilities (including contingent liabilities) which are outstanding on the part of the company other than those liabilities disclosed in the last accounts or incurred in the ordinary and proper course of trading since the last accounts date.

3.5.5.2. There has been no exercise purported exercise or claim for any charge lien encumbrance or equity over any of the fixed assets of the company; and there is no dispute directly or indirectly relating to any such fixed assets

3.5.5.3. The company has not been the tenant of or a guarantor in respect of any leasehold property other than the property.

3.5.6.      BANK ACCOUNTS

3.5.6.1. A statement of the bank accounts of the company and of the credit or debit balances thereon as at a date not more than seven days before the date hereof has been supplied to the purchaser

3.5.6.2. Since such statement there have been no payments out of any such accounts and the balances on current accounts are not substantially different from the balances shown on such statements

3.5.7.      WORKING CAPITAL

            Having regard to existing bank and other facilities the company has sufficient working capital for the purposes of continuing to carry on its business in its present form and at its present level of turnover for the period of twelve months after completion and the purposes of executing carrying out and fulfilling in accordance with their terms all orders projects and contractual obligations which are binding upon the company and remain outstanding

3.5.8.      CONTINUATION OF FACILITIES

            In relation to all debentures acceptance credits overdrafts loans or other financial facilities outstanding or available to the company (referred to in this clause as 'facilities'):

3.5.8.1. the disclosure letter sets out full details of them and there are attached to it complete and accurate copies of all documents relating to the facilities;

3.5.8.2. there has been no contravention of or non-compliance with any provision of any such document;

3.5.8.3. no steps for the early repayment of any indebtedness have been taken or threatened;

3.5.8.4. there have not been nor are there any circumstances known to the warrantors whereby the continuation of any of the facilities might be prejudiced or which may give rise to any alteration in the terms and conditions of any of the facilities;

3.5.8.5. none of the facilities is dependent on the guarantee or indemnity of or any security provided by a third party other than the company

3.5.8.6. no vendor has any knowledge information or belief that as a result of the acquisition of the shares by the purchaser or any other thing contemplated in this agreement any of the facilities might be terminated or mature prior to its stated maturity

3.5.9.      GOVERNMENT GRANTS

3.5.9.1. The company has not applied for or received any grant subsidy or financial assistance from any government department or agency or any local or other authority

3.5.9.2. The company has not done or omitted to do any act or thing which could result in all or any part of any investment grant employment subsidy or or other similar payment made or due to be made to it becoming repayable or being forfeited or withheld in whole or in part

3.6.        TRADING AND CONTRACTS

3.6.1. CHANGES IN BUSINESS ACTIVITIES AND FINANCIAL POSITION SINCE THE LAST ACCOUNTS DATE

3.6.1.1.    Since the last accounts date:

3.6.1.1.1. the business of the company has been continued in the ordinary and normal course;

3.6.1.1.2. there has been no deterioration in either the turnover or the financial or trading position or prospects of the company

3.6.1.1.3. the company has not by doing or omitting to do anything prejudiced its goodwill;

3.6.1.1.4. no part of the business of the company has been affected by any abnormal factor not affecting similar businesses to a like extent;

3.6.1.1.5. the company has paid its creditors in accordance with their respective credit terms; and there are no amounts owing by the company which have been due for more than six weeks

3.6.1.1.6. no transaction of any material importance has been affected by the company which if it had taken place prior to the last accounts date would have required to be disclosed or reflected in the accounts

3.6.1.2. The value of the net realisable assets of the company is not now less than at the last accounts date

3.6.1.3. The trading prospects of the company have not been adversely affected as a result of any event or circumstance arising since the last accounts date

3.6.2.      VENDORS' OTHER INTERESTS AND LIABILITIES TO THE COMPANY

3.6.2.1. The vendors and their associates do not have any rights or interests directly or indirectly in any businesses other than those now carried on by the company which are or are likely to be or become competitive with the businesses of the company save as registered holder or beneficial owner of any class of securities of any company which is listed on the stock exchange or dealt in on the unlisted securities market and in respect of which a vendor with his associates holds and is beneficially interested in less than 5 per cent of any single class of the securities in that company

3.6.2.2. There is no outstanding indebtedness of any vendor or his associates to the company

3.6.3.      EFFECT OF SALE OF SHARES

3.6.3.1. The vendors have no knowledge information or belief that after completion (whether by reason of an existing agreement or arrangement or otherwise) or as a result of the proposed acquisition of the company by the purchaser:

3.6.3.1.1. any supplier of the company will cease or be entitled to cease supplying the company or may substantially reduce its supplies to the company;

3.6.3.1.2. any customer of the company will cease or be entitled to cease do deal with such company or may substantially reduce its existing level of business with such company;

3.6.3.1.3. the company will lose the benefit of any right or privilege which it enjoys;

3.6.3.1.4.  any officer or senior employee of the company will leave

3.6.3.2.    Compliance with the terms of this agreement does not and will not:

3.6.3.2.1. conflict with or result in the breach of or constitute a default under any of the terms conditions or provisions of any agreement or instrument to which the company is a party or any provision of the memorandum or articles of association of the company or any encumbrance lease contract order judgment award injunction regulation or other restriction or obligation of any kind or character by which or to which any asset of the company is bound or subject;

3.6.3.2.2. relieve any person from any obligation to the company (whether contractual or otherwise) or enable any person to determine any such obligation or any right or benefit enjoyed by the company or to exercise any right whether under an agreement with or otherwise in respect of the company;

3.6.3.2.3. result in the creation imposition crystallisation or enforcement of any encumbrance whatsoever on any of the assets of the company;

3.6.3.2.4. result in any present or future indebtedness of the company becoming due or capable of being declared due and payable prior to its stated maturity

3.6.4. CONDUCT OF BUSINESSES IN ACCORDANCE WITH MEMORANDUM AND ARTICLES OF ASSOCIATION

3.6.4.1. The company has at all times carried on business and conducted its affairs in all respects in accordance with its memorandum and articles of association for the time being in force and any other documents to which it is or has been a party

3.6.4.2. The company is empowered and duly qualified to carry on business in all jurisdictions in which it now carries on business

3.6.5.      JOINT VENTURES AND PARTNERSHIPS

            The company is not nor has agreed to become a member of any joint venture consortium partnership or other unincorporated association; and the company has not agreed to become a party to any agreement or arrangement for sharing commissions or other income

3.6.6.      AGREEMENTS RELATING TO THE MANAGEMENT AND BUSINESS

            There are no arrangements or understandings (whether legally enforceable or not) between the company and any person who is a shareholder or the beneficial owner of any interest in such company or in any company in which the company is interested or any associate of any such person relating to the management of the company business or the appointment or removal of directors of the company or the ownership or transfer of ownership or the letting of any of the assets of the company or the provision supply or purchase of finance goods services or other facilities to by or from the company or otherwise howsoever relating to its affairs

3.6.7.      AGENCY AGREEMENTS AND AGREEMENTS RESTRICTING BUSINESS

3.6.7.1. The company is not a party to any agency distributorship marketing purchasing manufacturing or licensing agreement or arrangement or any restrictive trading or other agreement or arrangement pursuant to which any part of its business is carried on or which in any way restricts its freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit

3.6.7.2. The company is not a party to any undertaking or assurances given to any court or governmental agency which is still in force

3.6.8.      UNFAIR TRADE AND RESTRICTIVE PRACTICES

3.6.8.1. The company has not committed or omitted to do any act or thing which could give rise to any fine or penalty; nor is any other company a party to any agreement practice or arrangement which in whole or in part:

3.6.8.1.1. contravenes the provisions of the Trade Descriptions Acts 1968 and 1972;

3.6.8.1.2.  contravenes the provisions of the Fair Trading Act 1973 part XI;

3.6.8.1.3. would or might result in a reference of a 'consumer trade practice' within the meaning of the Fair Trading Act 1973 s 13 or be liable to reference to the consumer protection advisory committee under part II of the said act;

3.6.8.1.4.  contravenes the provisions of the Consumer Credit Act 1974;

3.6.8.1.5. contravenes or is invalidated (in whole or in part) by or is subject to registration under the Restrictive Trade Practices Acts 1976 and 1977;

3.6.8.1.6. contravenes or is invalidated (in whole or in part) by the provision of the Resale Prices Act 1976;

3.6.8.1.7.  contravenes any provisions of the Treaty of Rome;

3.6.8.1.8. contravenes any other anti-trust anti-monopoly or anti-cartel legislation or regulations

3.6.8.2. The company has not engaged in any anti-competitive practice as defined in the Competition Act 1980

3.6.9.      LITIGATION DISPUTES AND WINDING UP

3.6.9.1. The company is not engaged in any litigation arbitration or tribunal proceedings as plaintiff or defendant; there are no such proceedings pending or threatened or any disputes either by or against the company; and there are no circumstances which are likely to give rise to any litigation arbitration or tribunal proceedings

3.6.9.2. There is no dispute with any revenue or other official department in the United Kingdom or elsewhere in relation to the affairs of the company nor has there been any in the six years prior to the date of this agreement and there are no facts which may give rise to any such dispute

3.6.9.3. There are no claims pending or threatened or capable of arising against the company by an employee or workman or third party in respect of any accident or injury which are not fully covered by insurance


3.6.9.4. No order has been made or petition presented or resolution passed for the winding-up of the company; nor has any distress execution or other process been levied in respect of the company which remains undischarged; nor is there any unfulfilled or unsatisfied judgment or court order outstanding against the company

\
3.6.10.     COMPLIANCE WITH STATUTES

3.6.10.1. The company has not and none of its officers agents or employees (during the course of their duties in relation to the company) has committed or omitted to do any act or thing the commission or omission of which is or could be in contravention of any act order regulation or the like (whether of the United Kingdom or elsewhere) giving rise to any fine penalty default proceedings or other liability on the part of the company

3.6.10.2. The company has conducted and is conducting its business in all respects in accordance with all applicable laws and regulations whether of the United Kingdom or elsewhere

3.6.10.3. The company has not carried on nor carries on (nor has at any time when not an authorised person under chapter III Financial Services Act 1986 carried on) investment business in the United Kingdom within the meaning of the Financial Services Act 1986 s 1

3.6.11.     DATA PROTECTION

3.6.11.1. The company has duly complied with all relevant requirements of the Data Protection Act 1984 including compliance with the following:-

3.6.11.1.1. the data protection principles established in that Act

3.6.11.1.2. requests from data subjects for access to data held by it

3.6.11.1.3. the requirements relating to the registration of data users
            3.6.11.2. The company has not received a notice or allegation from either the data protection registrar or a data subject alleging non-compliance with the data protection principles or prohibiting the transfer of data to a place outside the United Kingdom

3.6.11.3. No individual has a claim or will have the right to claim compensation from the company under that Act or loss or unauthorised disclosure of data

3.6.12.     DOCUMENTS STAMPED

            All documents which in any way affect the right title or interest of the company in or to any of its property undertaking or assets or to which the company is a party and which attract stamp duty have been duly stamped within the requisite period for stamping

3.6.13.     BUSINESS NAMES

            The company does not use a name for any purpose other than its full corporate name

3.6.14.     TRANSACTIONS INVOLVING DIRECTORS

            The company has not been a party to any transaction to which any of the provisions of CA ss 320 or 330 may apply

3.6.15.     POWER OF ATTORNEY AND AUTHORITY

3.6.15.1.         No power of attorney given by the company is in force

3.6.15.2. There are not outstanding any authorities (express or implied) by which any person may enter into any contract or commitment to do anything on behalf of the company

3.6.16.     LICENCES AND CONSENTS

3.6.16.1. The company has obtained all necessary licences and consents from any person authority or body for the proper carrying on of its business (short particulars of each such licence and consent being set out in the disclosure letter) and all such licences and consents are valid and subsisting

3.6.16.2. The company is not in breach of any of the terms or conditions of any such licences or consents; and there are no factors that might in any way prejudice the continuation or renewal of any of such licences or consents

3.6.17.     SUBSISTING CONTRACTS

3.6.17.1. The disclosure letter contains accurate particulars of all the contracts and other engagements whether written or oral to which the company is a party at the date of this agreement

3.6.17.2. The company is not a party to any subsisting contract which is or may be material in relation to its business or affairs

3.6.17.3. The company is not a party to any contract transaction arrangement or liability which:

3.6.17.3.1. is of an unusual or abnormal nature or outside the ordinary and proper course of business;

3.6.17.3.2. is for a fixed term of more than six months;

3.6.17.3.3. is of a long-term nature (that is unlikely to have been fully performed in accordance with its terms more than six months after the date on which it was entered into or undertaken);

3.6.17.3.4. is incapable of termination in accordance with its terms by the company on sixty days' notice or less;

3.6.17.3.5. is of a loss-making nature (that is known to be likely to result in a loss to the company on completion of performance);

3.6.17.3.6. cannot readily be fulfilled or performed by the company on time without undue or unusual expenditure of money effort or personnel;

3.6.17.3.7. involves payment by the company by reference to fluctuations in the index of retail prices or any other index or in the rate of exchange for any currency;

3.6.17.3.8. involves an aggregate outstanding expenditure by the company of more than L5,000;

3.6.17.3.9. involves or is likely to involve the supply of goods the aggregate sales value of which will represent in excess of 10 per cent of the turnover for the preceding financial year of the company;

3.6.17.3.10. is a contract for hire or rent hire purchase or purchase by way of credit sale or periodical payment;

3.6.17.3.11. involves or is likely to involve obligations or liabilities which by reason of their nature or magnitude ought reasonably to be made known to an intending purchaser of the shares

3.6.17.4. There is not now outstanding in respect of the company any agreement for the supply of services or for agency

3.6.18.     DEFAULTS UNDER AGREEMENTS BY THE COMPANY

3.6.18.1.   The company is not nor will it with the lapse of time become:

3.6.18.1.1. in default under any agreement or covenant to which it is a party or in respect of any other obligations or restrictions binding upon it;

3.6.18.1.2. in default under any obligations existing by reason of membership of any association or body;

3.6.18.1.3. liable in respect of any representation or warranty (whether express or implied) or any matter giving rise to a duty of care on the part of the company

3.6.18.2. No threat or claim of default under any agreement instrument or arrangement to which the company is a party has been made and is outstanding against the company; and there is nothing whereby any such agreement instrument or arrangement may be prematurely terminated or rescinded by any other party or whereby the terms thereof may be worsened

3.6.19.     OTHER PARTIES' DEFAULTS

            No party to any agreement with or under an obligation to the company is in default thereunder being a default which would be material in the context of the financial or trading position of the company; and there are no circumstances likely to give rise to such a default

3.6.20.     OUTSTANDING OFFERS

            No offer tender or the like is outstanding which is capable of being converted into an obligation of the company by acceptance or other act of some other person firm or company

3.6.21.     DEFECTIVE PRODUCTS

            The company has not manufactured sold or supplied products which are or were or will become in any material respect faulty or defective or which do not comply in any material respect with any warranties or representations expressly or impliedly made by the company or with all applicable regulations standards and requirements in respect thereof

3.6.22.     SERVICE LIABILITIES

            The company is not subject to any liability obligation (save as may be implied by law) to service repair maintain take back or otherwise do or not do anything in respect of any goods that have been or are hereafter delivered by it

3.6.23.     PURCHASES AND SALES FROM OR TO ONE PARTY

            Neither more than 25 per cent of the aggregate amount of all the purchases nor more than 25 per cent of the aggregate amount of all the sales of the company are obtained or made from or to the same supplier or customer (including any person firm or company in any way connected with such supplier or customer) nor is any material source of supply to the company or any material outlet for the sales of the company in jeopardy or likely to be in jeopardy

3.6.24.     GUARANTEES AND INDEMNITIES

            There is not now outstanding in respect of the company or any vendor any guarantee or agreement for indemnity or for suretyship given by or for the accommodation of the company

3.6.25.     INSIDER CONTRACTS

3.6.25.1. There is not outstanding and there has not at any time during the three years prior to the date hereof been outstanding any contract or arrangement to which the company is a party and which any vendor or any associate of any vendor or any director of the company or any associate of any such director is or has been interested whether directly or indirectly

3.6.25.2. The company is not a party to nor have its profits or financial position during the three years prior to the date hereof been affected by any contract or arrangement which is not of an entirely arm's-length nature

3.6.26.     MANAGEMENT REPORTS

            There have been no reports concerning the company by financial or management consultants within the period of three years prior to the date hereof

3.6.27.  POLLUTION

            The company has complied and has adequate facilities to continue to comply with all legislation relating to the disposal of industrial effluent and has no liability in respect of contaminative land

3.6.28. RESIDUAL LIABILITY UNDER LEASES The company has no residual liability under leases

3.7.        EMPLOYMENT

3.7.1.      EMPLOYEES AND TERMS OF EMPLOYMENT

3.7.1.1.    The company has no employees

3.7.1.2. If in breach of this warranty the company has employees then the vendors jointly and severally indemnify the purchaser against any claim by employees in any respect whatsoever.

3.8.        ASSETS

3.8.1.      OWNERSHIP OF ASSETS

3.8.1.1. The company owned at the last accounts date and had good and marketable title to and (except for current assets subsequently sold or realised in the ordinary course of business) still own and have good and marketable title to all the assets included in the last accounts and to all assets acquired since the last accounts date and not subsequently sold or realised as aforesaid.

3.8.1.2. The company has not created or granted or agreed to create or grant any security interest or other encumbrances in respect of any of the fixed assets included in the last accounts or acquired or agreed to be acquired since the last accounts date save in the ordinary course of its business.

3.8.1.3. Save as described in the last accounts none of the property assets undertaking goodwill or uncalled capital of the company is subject to any option charge lien or encumbrance or right of pre-emption or any agreement or commitment to give or create any of the foregoing and the same are the sole unencumbered absolute property of such company.

3.8.2.      ASSETS SUFFICIENT FOR THE BUSINESS

3.8.2.1. The assets owned by the company together with assets held under the hire purchase leasing or rental agreements listed in the disclosure letter comprise all assets necessary for the continuation of the business of such company as now carried on.

3.8.2.2. The fixed assets are materially the same as those held at the last accounts date and will be attributed in the completion accounts.

3.8.3.      STOCKS AND WORK IN PROGRESS

3.8.3.1. The stock of raw materials packaging materials and finished goods now held are not excessive and are adequate in relation to the current trading requirements of the business of the the company; and none of such stock is obsolete slow moving unusable unmarketable or inappropriate or of limited value in relation to the current business of the company; and no contracts are outstanding which are likely to change this.

3.8.3.2. The current work in progress of the company is adequate to maintain current cash flow and profitability at a level not less than as disclosed in the disclosure letter.

3.8.3.3. The stock in trade of the company is in good condition and is capable of being sold by such company in the ordinary course of its business in accordance with its current price list without rebate or allowance to a purchaser.

3.8.4.      RETENTION OF TITLE

            The company has not purchased any stock goods or materials from any of its suppliers on terms that property in it does not pass until full payment is made or all indebtedness discharged.

3.8.5.   INSURANCE

3.8.5.1. All the stock-in-trade and the assets and undertakings of the company of an insurable nature are and have at all material times been insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on the same business as that carried on by such company.

3.8.5.2. The company is now and has at all material times been adequately covered against accident damage injury third party loss (including product liability) loss of profits and other risks normally insured against by persons carrying on the same business as that carried on by such group company.

3.8.5.3. All such insurance is currently in full force and effect and nothing has been done or omitted to be done which could make any policy of insurance void or voidable or which is likely to result in an increase in premium.

3.8.5.3.1. None of the said policies is subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate.

3.8.5.3.2. No claim is outstanding or may be made under any of the said policies and no circumstances exist which are likely to give rise to such a claim.

3.8.6.      LEASED ASSETS

            No circumstance has arisen or will arise in relation to any asset held by a company under a lease or similar agreement whereby the rental payable has been or is likely to be increased and in particular all such assets have at all relevant times been used for a qualifying purpose for the purposes of CAA s 39 and s 42.

3.8.7.      PLANT IN WORKING ORDER

3.8.7.1. The plant machinery equipment vehicles and other equipment used in connection with the business of the company:

3.8.7.1.1. are in a good and safe state of repair and condition and satisfactory working order and have been regularly and properly maintained;

3.8.7.1.2.  are not to any extent surplus to requirements;

3.8.7.1.3. are in the possession and control of and are the absolute property of the relevant company save for those items the subject of the hire purchase leasing or rental agreements listed in the disclosure letter;

3.8.7.1.4. are not expected to require replacements or additions at a cost in excess of L10,000 within six months from the date of this agreement;

3.8.7.1.5. are all capable and (subject to normal wear and tear) will remain capable throughout the respective periods of time during which they are written down to a nil value in the accounts of the company (in accordance with the normal recognised accountancy principles consistently applied prior to the date hereof) of doing the work for which they were designed or purchased.

3.8.7.2. Maintenance contracts are in full force and effect in respect of all assets of the company which it is normal or prudent to have maintained by independent or specialist contractors and in respect of all assets which the company is obliged to maintain or repair under any leasing or similar agreement; and all such assets have been regularly maintained to a good technical standard and in accordance with safety regulations usually observed in relation thereto and in accordance with the terms and conditions of any applicable leasing or similar agreement.

3.8.8.      INDUSTRIAL PROPERTY RIGHTS AND TRADE SECRETS

3.8.8.1. All industrial property rights used or required by the company in connection with its business are in full force and effect and are vested in and beneficially owned by such group company.

3.8.8.2. The company is the sole beneficial owners of the industrial property rights listed in the disclosure letter and (where registration is possible) the company has been and is registered as proprietor and each of such rights is valid and enforceable and none of them is being used claimed opposed or attacked by any other person.

3.8.8.3. No right or licence has been granted to any person by the company to use in any manner or to do anything which would or might otherwise infringe any of the said industrial property rights; and no act has been done or omission permitted by the company whereby they or any of them have ceased or might cease to be valid and enforceable.

3.8.8.4. The business of the company (and of any licensee under a licence granted by the company) as now carried on does not and is not likely to infringe any industrial property right of any other person (or would not do so if the same were valid) or give rise to a liability to pay compensation pursuant to Patents Act 1977 ss 40 and 41 and all licences to the company in respect of any such protection are in full force and effect.

3.8.8.5. The company has not (save in the ordinary and normal course of business) disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person other than the purchaser any of its know-how trade secrets confidential information price lists or lists of customers or suppliers.

3.8.8.6. The company is not a party to any secrecy agreement or agreement which may restrict the use or disclosure of information.

3.8.8.7. Nothing has been done or omitted by the company which would enable any licensee under a licence granted by the company to be terminated or which in any way constitutes a breach of the terms of any such licence.

3.8.9.      PROPERTY

            The company does not own and has never owned any freehold or leasehold property

3.9.        DISCLOSURES

            The disclosures contained in any disclosure letter are accurate in all respects and fully clearly and accurately disclose every matter to which they relate and the warranties which are affected; and there are no other matters which have not been disclosed and which may render such disclosures incomplete inaccurate or misleading.

                           DEED OF INDEMNITY SCHEDULE


4.          DEED OF INDEMNITY

THIS DEED OF INDEMNITY is made                                     2001 BETWEEN

the covenantors        John Joseph Carroll and Elizabeth Ann Carroll of The
                       Coach House Wren Court Birdingbury Nr Rugby CV23 8EW
                       Derek Andrew Carroll and Suzette Carroll of Stonewood
                       Cottage Draycotte Rugby Warwickshire CV23 9RB



the company            Automotive Information Control Systems (UK) Limited
registered number      1869760
registered office      The Coach House Wren Court Birdingbury Nr Rugby
                       CV23 8EW



the purchaser          Acrobat Limited of 55-57 Woodcock Trading Estate
                       Warminster Wiltshire BA12 9DX

NOW IT IS HEREBY AGREED as follows:-

4.1.        DEFINITIONS

    In this deed

4.1.1.  'THE AGREEMENT' means the agreement made ***________________ between

1.   the covenantors

2.   the purchaser


4.1.2. words and expressions defined in the agreement shall except where otherwise provided or expressly defined herein have the same meaning in this deed

4.1.3. 'TAXATION' means all forms of taxation duties imposts and levies whatsoever and whenever imposed and whether of the United Kingdom or elsewhere and without prejudice to the generality of that expression includes:

4.1.3.1. income tax corporation tax inheritance tax capital gains tax capital transfer tax stamp duty stamp duty reserve tax capital duty rates purchase tax value added tax customs and other import duties national insurance contributions any payment whatsoever which the company may be or become bound to make to any person as a result of any enactment relating to taxation and any other taxes duties or levies supplementing or replacing the same;

4.1.3.2. all costs charges interest fines penalties and expenses incidental or relating to any taxation

4.1.4. The expression 'RELIEF' includes any relief allowance, exemption set-off or deduction in computing or against profits income or gains of any description or from any source or credit against taxation

4.1.5. Subject to the next following clause the expression 'CLAIM FOR TAXATION' includes any notice demand assessment letter or other document issued or action taken by or on behalf of the Inland Revenue or Customs and Excise authorities or any other statutory or governmental authority or body whatsoever in any part of the world whereby it appears that the company is or may be liable to make any payment of any taxation (whether or not the same is primarily payable by the company and whether or not the company has or may have any right of reimbursement against any other person or persons)

4.1.6.      The expression 'CLAIM FOR TAXATION' shall not include:

4.1.6.1. the loss counteracting or clawing back of any relief which would otherwise have been available to the company;

4.1.6.2. the nullifying cancellation or set-off of a right to repayment of taxation which would otherwise have been available to the company;

4.1.6.3. provided however that if such loss counteracting or clawing back of any such relief as is referred to in cl 4.1.6.1 or the nullifying cancellation or set-off of such right to repayment as is referred to in cl 4.1.6.2 results in the company thereby suffering a claim for taxation such claim shall itself be a 'claim for taxation' for the purposes of this deed.

4.2.        INDEMNITY

4.2.1. Subject as hereinafter provided the covenantors hereby jointly and severally covenant with the company

4.2.1.1. and the purchaser that they and each of them will indemnify and at all times hold the company and the purchaser fully and effectively indemnified against:

4.2.1.2. either any claim for taxation or any depletion in the value of the assets of the company arising by reason of or in consequence of or in connection with any claim for taxation;

4.2.1.3.    any settlement of a claim for taxation; and

4.2.1.4. the costs incurred by the company and the purchaser in relation to any demands actions proceedings and claims in respect of claims for taxation

4.2.2. The indemnity in cl 4.2.1 shall apply only where any such claim for taxation is made wholly or partly in respect of or in consequence of any acts omissions or transactions whatsoever of the company or of the covenantors occurring or entered into on or before the date hereof or which results from or is calculated by reference to any income profits or gains earned received or accrued or deemed to have been earned received or accrued on or before the date hereof or results from or is made by reference to any dividend or distribution paid or made or deemed to have been paid or made before the date hereof

4.2.3. In respect of any payment due from the covenantors under cl 4.2.1 the company and the purchaser may if they are satisfied that the same will be or has been subject to taxation calculate and demand in writing from the covenantors from time to time such amount as will ensure that the net receipt after such taxation to the company in respect of such payment is the same as it would have been were the payment not subject to such taxation in the hands of the company

4.3.        EXCLUSIONS

            The indemnity in cl 4.2.1 shall not apply to any claim for taxation:
            4.3.1. to the extent that provision or reserve in respect thereof was made in the last accounts / completion accounts;

4.3.2. for which the company is or may become liable wholly as a result of transactions in the ordinary course of its business after the last accounts date / date of the completion accounts

4.3.3. to the extent that such claim arises as a result only of any provision or reserve in respect thereof in the last accounts / the completion accounts being insufficient by reason of any increase in rates of taxation made after the date of the agreement

4.4.        MITIGATION

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4.4.1.      Except as provided in cl 4.4.2 the covenantors shall be liable under the indemnity in cl 4.2.1 notwithstanding any reliefs rights of repayment or other rights or claims of a similar nature which may be available to any person entitled to the benefit of such indemnity to set against or otherwise mitigate any liability arising from any claim for taxation so that the indemnity in cl 4.2.1 shall take effect as though no such reliefs rights of repayment or other rights or claims of a similar nature were so available

4.4.2. The provisions of cl 4.4.1 shall not apply if and to the extent that the reliefs rights of repayment or other rights or claims therein mentioned arose:

4.4.2.1. wholly or mainly by reason of any act omission or transaction of the company or any other group company before the last accounts date;

4.4.2.2. wholly or mainly by reason of any act omission or transaction of the covenantors which does not cause the company to incur any liabilities costs or expenses (unless the company receives a satisfactory indemnity against the same) and without prejudice to the generality of this clause the company shall co-operate at the cost of the covenantors in making a claim for group relief which falls within this clause

4.4.3. Where and to the extent that cl 4.4.2 applies credit shall be given to the covenantors against any liability under this deed for any such reliefs rights of repayment or other rights or claims as are mentioned in cl 4.4.1

4.4.4. When the covenantors are liable under this deed in respect of a claim for taxation and have satisfied the same and the company has (whether by operation of law contract or otherwise) a right of reimbursement (including by way of indemnity) against any other person or persons in respect of the taxation for which the claim was made the company shall take all reasonable steps to enforce such right giving credit to the covenantors for any sum recovered by the company by reason of such right or shall at the request and expense of the covenantors assign any such right to the covenantors in such form as they shall reasonably require

4.5.        CONDUCT OF CLAIMS

4.5.1. The company or the purchaser shall notify the covenantors in writing of any claim for taxation which comes to its notice whereby it appears that the covenantors are or may become liable to indemnify the company or the purchaser under this deed. Where a time limit for appeal applies to the claim, such notification shall be given as soon as reasonably possible after the date on which the claim comes to the notice of the company as aforesaid but where no such limit applies or the period to which such limit relates has not commenced the notification shall be given within fifty six days of the said date

4.5.2. The company shall ensure that a claim for taxation to which this deed applies is so far as reasonably practicable dealt with separately from claims to which it does not apply and not paid prematurely; and for this purpose any payment made by the company to avoid incurring interest or any penalty in respect of unpaid taxation shall be deemed not to be paid prematurely

4.5.3. Subject to cl 4.5.6 the company or the purchaser shall ensure at the request in writing of the covenantors that the covenantors are placed in a position to dispute any claim for taxation on behalf of the company and shall render or cause to be rendered to the covenantors at the expense of the covenantors all such assistance as the covenantors or a majority of them may reasonably require in disputing any claim for taxation

4.5.4. Subject to cl 4.5.5 the covenantors shall be entitled on behalf of the company or the purchaser to instruct such solicitors or other professional advisers as the covenantors or a majority of them may nominate to act on behalf of the covenantors or the company or the purchaser to the intent that the conduct and costs and expenses of the dispute shall be delegated entirely to and be borne solely by the covenantors

4.5.5. In connection with the conduct of any dispute relating to a claim for taxation:

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

4.5.5.1. the covenantors shall keep the company and the purchaser fully informed of all relevant matters and the covenantors shall promptly forward or procure to be forwarded to the finance director of the company and the purchaser copies of all material correspondence and other material written communications pertaining thereto:

4.5.5.2. the appointment of solicitors or other professional advisers shall be subject to the approval of the company and the purchaser such approval not to be unreasonably withheld or delayed;

4.5.5.3. the covenantors shall make no settlement or compromise of the dispute nor agree any matter in the conduct of such dispute which is likely to affect the amount thereof or the future liability of the company to taxation without the prior approval of the company and the purchaser such approval not to be unreasonably withheld or delayed;

4.5.5.4. if any dispute arises between the company or the purchaser and the covenantors as to whether any claim for taxation should at any time be settled in full or contestedin whole or in part such dispute shall be referred to the determination of a senior tax counsel of at least ten years standing appointed by agreement between the company and the covenantors or (if they do not agree) upon the application by either party to the president for the time being of the Law Society whose determination shall be final. The counsel shall be asked to advise whether in his opinion an appeal against the claim would on the balance of probabilities be likely to succeed and as to how the costs of such dispute should be allocated between the covenantors the purchaser and the company. Only if such opinion is in the affirmative shall an appeal be made and that claim not then settled. Any further dispute arising between the covenantors the purchaser and the company as to whether any further appeal should be pursued following determination of an earlier appeal (whether or not in favour of the company) shall be resolved in a similar manner

4.5.6. The covenantors shall at the request of the company and the purchaser provide to the reasonable satisfaction of the company security or the purchaser or indemnities or both in respect of all the costs and expenses of disputing any claim for taxation

4.5.7. The company and the purchaser shall not be subject to any claim by or liability to any of the covenantors on the ground that it has not complied with the foregoing provisions if it has bona fide acted in accordance with the instructions or approval of any one or more of the covenantors

4.6.        DATES FOR AND QUANTUM OF PAYMENTS

4.6.1. This clause shall apply solely for determining the date on which any payments or repayments shall be made by or to the covenantors pursuant to this deed and (where expressly provided) the amounts thereof

4.6.2. The covenantors shall make payment to the company or the purchaser to the extent that and on the date on which the company discharges or is deemed to discharge a claim for taxation

4.6.3. The company shall make a repayment to the covenantors to the extent that and on the date on which the company receives any repayment of any amount paid respect of any claim for taxation pursuant to cl
            4.6.2. Any repayment to the covenantors pursuant to this cl 4.6.3 shall not prejudice the right of the company or the purchaser to recover from the covenantors under this deed in the event that a further claim for taxation is made upon the company whether in respect of matters to which the repayment relates or otherwise

4.6.4. For the purposes of cl 4.6.2 the company shall be deemed to discharge a claim for taxation:

4.6.4.1.    on the date on which the company pays any amount of taxation;

4.6.4.2.    as provided by cl 4.1.5; or

4.6.4.3. on the date on which any amount of taxation would have fallen due but for such reliefs rights of repayment or other rights or claims of a similar nature to which cl 4.4.1 applies

4.6.5. For the purpose of cl 4.6.3 the company shall be deemed to receive a repayment of any claim for

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
taxation:

4.6.5.1. on the date on which the company receives a repayment of taxation to which cl 4.6.2 applies; or

4.6.5.2. if and when the company would have received such a repayment but for a liability to any taxation in respect of which the company is not entitled to be indemnified hereunder; or

4.6.5.3. if and when the company would have received such a repayment had the claim for taxation been discharged by a payment of taxation; or

4.6.5.4. if and when the company is able to obtain the benefit of a reduction in its liability to taxation as a result of such claim

4.6.6. Upon final determination of a claim for taxation the covenantors shall forthwith pay to the company or the purchaser such amount or further amount in addition to any sums already paid under this deed as is required to cover the full liability of the covenantors under this deed

4.6.7.      Any dispute in relation to the provisions of cll 4.6.4 4.6.5 or
            4.6.6 may be referred by the company or the covenantors to the auditors for the time being of the company acting as experts and not as arbitrators whose certificate shall be final and binding upon the parties in the absence of manifest error.

4.7.        GENERAL

4.7.1. This deed shall be binding on the covenantors and their respective successors and personal representatives

4.7.2. The benefit of this deed may not be assigned in whole or in part by the company

4.7.3. The provisions of the agreement relating to notices shall apply to any notice to be given under or in connection with this deed

4.7.4. The construction validity and performance of this deed shall be governed by the laws of England and the forum shall be Leeds

            IN WITNESS whereof the parties have executed this deed the day and year first hereinbefore written


SIGNED as a deed and DELIVERED by John      )
Joseph Carroll                              )
                                            )
in the presence of:-


SIGNED as a deed and DELIVERED by           )
Elizabeth Ann Carroll                       )
                                            )
in the presence of:-


SIGNED as a deed and DELIVERED
 by Derek Andrew Carroll                    )
                                            )
in the presence of:-                        )


SIGNED as a deed and DELIVERED              )
by Suzette Carroll                          )
                                            )
in the presence of:-

                                 SIGNATURE PAGE

                                       OF

                          AGREEMENT FOR SALE OF SHARES


                               The Carroll Family
                                       And
                           Warminster Systems Limited

IN WITNESS whereof the parties hereto have executed this agreement the day and year first before written

SIGNED by John Joseph Carroll in the presence of:



SIGNED by Elizabeth Ann Carroll in the presence of:



SIGNED by Derek Andrew Carroll in the presence of:



SIGNED by Suzette Carroll in the presence of:




SIGNED by _______ duly authorised for Acrobat
Limited
in the presence of:




                                       51